Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On December 16, 2013, the noon spot rate of the Bank of Canada for conversion of Canadian dollars (“$”) to United States dollars (“U.S.$”) was $1 = U.S.$0.9454.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the commercial forest land is about 30% of the total area. The population on July 1, 2013 was estimated to be 35.2 million. Over two thirds of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 200 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

The executive power of the federal Government is vested in the Queen, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces (Prince Edward Island, Nova Scotia and New Brunswick), Québec, Ontario and the Western Provinces (Manitoba, Saskatchewan, Alberta and British Columbia), six for Newfoundland and Labrador and one each for the three territories (Nunavut, Northwest Territories and Yukon). Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 308 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years. Since May 2007, the Canada Elections Act requires that a general election be held on a fixed date: the third Monday of October in the fourth calendar year following the previous general election. However, the law does not prevent the Governor General from dissolving Parliament at another date. The date of a general election is set by the Governor in Council.

The most recent general election was held on May 2, 2011. As a result of that election the Conservative Party of Canada formed the Government. As of November 14, 2013, the distribution of seats in the House of Commons is as follows: the Conservative Party of Canada has 160 seats, the New Democratic Party has 100 seats, the Liberal Party of Canada has 34 seats, the Bloc Québécois has four seats, and the Green Party of Canada has one seat. There are four independent seats and five vacant seats.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly and, depending on the province, members of provincial legislative assemblies are elected for four or five years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Her Majesty the Queen proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992, Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of September 4, 2012, the Parti Québécois party was elected, replacing the federalist Québec Liberal Party which had been in power since April 2003, and formed a minority government having obtained 54 out of 125 seats in Quebec’s National Assembly (32% of the votes cast), as compared to 50 seats (31.2% of the votes cast) for the official opposition Québec Liberal Party, 19 seats (27.1% of the votes cast) for the Coalition avenir Québec party, and two seats (6.0% of votes cast) for the Québec solidaire party.

THE CANADIAN ECONOMY1

General

The following chart shows the distribution of real gross domestic product (“GDP”) at basic prices (2007 constant dollars) in 2012, which is indicative of the structure of the economy.

DISTRIBUTION OF REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES(1)

Percentage Distribution in 2012

Source: Statistics Canada, Gross Domestic Product by Industry.

Note: Total may not add to 100% due to rounding.

(1)

GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services – that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 6 and 7 and GDP at market prices on pages 8 and 9.

**	The agriculture, forestry, fishing, and hunting; and mining and oil and gas extraction sectors both include support activities.

The volume of industry and sector output in the following discussion provides “constant dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 70.2% in 2012 while the remaining 29.8% was attributed to goods-producing industries.

[1]

Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year, the method of computation includes growth over the entire period indicated. Unless otherwise specified, all growth rates on page 7 are calculated using real GDP at basic prices, constant 2007 dollars.

The following table shows the composition of Canada’s real GDP at basic prices (2007 constant dollars) by sector in 2002 and over the 2008-2012 period.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY

	(For the years ended December 31,)
	2012	2011	2010	2009	2008	2002	2012	2008	2002
	(millions of 2007 dollars)						(percentage distribution)

Agriculture(2)	$19,385	$19,241	$18,730	$18,927	$19,954	$13,314	1.2	1.3	1.0
Forestry, fishing and hunting	4,901	4,904	4,739	4,190	5,037	5,758	0.3	0.3	0.4
Mining and oil and gas extraction	120,275	120,014	113,912	107,901	120,343	111,511	7.8	8.1	8.7
Manufacturing	167,677	165,112	159,994	152,580	176,417	189,075	10.8	11.9	14.7
Construction	111,460	105,947	102,771	95,461	98,958	76,993	7.2	6.7	6.0
Utilities	37,947	37,813	36,851	35,999	37,064	32,405	2.4	2.5	2.5
Transportation & warehousing	65,220	63,880	61,990	59,693	62,560	54,072	4.2	4.2	4.2
Wholesale and retail trade	169,269	166,482	160,587	152,531	159,539	125,388	10.9	10.8	9.8
Finance, insurance and real estate	296,714	289,537	281,491	273,693	270,060	224,828	19.1	18.2	17.5
Public administration	109,111	109,019	107,371	104,216	99,975	86,054	7.0	6.8	6.7
Health, social, educational, professional and other services	449,580	441,781	434,719	431,091	430,796	353,684	29.0	29.1	27.5

Total(1)	$1,551,539	$1,523,730	$1,483,155	$1,436,282	$1,480,703	$1,284,851	100%	100%	100%

Source: Statistics Canada, Industry Accounts Division.

(1)	May not add to total due to rounding.
(2)	Agriculture includes support activities for agriculture and forestry, fishing and hunting.

The share of service-producing industries in real GDP at basic prices increased from 66.4% in 2002 to 70.2% in 2012. The fastest growing industry in this sector has been wholesale and retail trade, which grew at an average annual growth rate of 3.0% between 2002 and 2012, compared to an average annual growth rate of 2.5% for total service sector real GDP (2007 constant dollars). The goods-producing sector constituted 29.8% of real GDP at basic prices in 2012, down from 33.7% in 2002. The decline was most evident in manufacturing, with its share declining from 14.7% in 2002 to 10.8% in 2012.

Total real GDP growth was 1.0% in 2008, and then declined by 3.0% in 2009 amid one of the most severe recessions in Canadian history. Real GDP returned to positive growth of 3.3% in 2010, 2.7% in 2011 and 1.8% in 2012. In spite of continuing uncertainty in the global economy, Canada’s real GDP registered growth of 1.4%, 1.4% and 1.9% (year-over-year) in the first, second and third quarters of 2013, respectively.

Manufacturing output fell 5.3% in 2008 and 13.5% in 2009. There has been some recovery in the manufacturing sector with positive growth of 4.9% in 2010, 3.2% in 2011 and 1.6% in 2012. However in 2013, year-over-year growth in manufacturing output declined 2.3%, 2.8% and 1.4% in the first, second and third quarters, respectively.

The construction sector was the second largest goods-producing sector in Canada in 2012. Construction activity rose by 3.8% in 2008 before falling 3.5% in 2009. The rebound in construction began in 2010 with growth of 7.7%. This was followed with growth of 3.1% and 5.2% in 2011 and 2012, respectively. Construction output rose 2.9% year-over-year in the first quarter of 2013 followed by slower growth of 0.6% and 0.7% in the second and third quarters, respectively.

Output from mining and oil and gas extraction declined 1.8% in 2008 and 10.3% in 2009. This sector returned to growth in the two following years with output growing by 5.6% and 5.4% in 2010 and 2011, respectively, before slowing to 0.2% in 2012. On a year-over-year basis, output growth in this sector increased 2.3%, 2.0% and 5.8% in the first, second and third quarters of 2013, respectively.

Although the share of agricultural output2 in total real GDP was only 1.2% in 2012 (2007 constant dollars), agriculture is an important part of Canada’s economy and a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. The wheat crop was 28.6 million tonnes in 2008, 26.9 million tonnes in 2009, and 23.3 million tonnes in 2010, 25.3 million tonnes in 2011 and 27.2 million tonnes in 2012. Statistics Canada estimates wheat production to be 33.0 million tonnes in 2013.

Gross Domestic Income and Expenditure3

Nominal GDP at market prices was about $1.8 trillion in 2012. Nominal GDP grew at 5.1% in 2008, and negative 4.8% in 2009. Nominal GDP growth was 6.1% in 2010, 5.8% in 2011 and 3.4% in 2012. On a year-over-year basis, nominal GDP was 2.8%, 2.8% and 3.5% in the first, second and third quarters of 2013, respectively.

GROSS DOMESTIC INCOME AND EXPENDITURE

	First 3 quarters(1)		For the years ended December 31
	2013	2012	2012	2011	2010	2009	2008
	(millions of dollars)
INCOME
Compensation of employees	954,240	918,813	923,424	883,753	839,376	812,983	816,942
Gross operating surplus	504,544	503,081	501,470	497,803	460,731	404,611	482,330
Gross mixed income	220,377	209,788	211,160	202,270	193,368	185,990	183,034
Taxes less subsidies and residual error	190,469	182,832	183,913	176,185	169,282	163,423	163,668

Gross Domestic Income	1,869,631	1,814,515	1,819,967	1,760,011	1,662,757	1,567,007	1,645,974

EXPENDITURE
Final consumption expenditure	1,448,133	1,402,027	1,406,885	1,361,897	1,305,119	1,248,242	1,221,774
Household final consumption	1,015,279	984,096	987,388	955,985	915,271	872,738	868,042
Government final consumption	407,367	393,021	394,499	381,774	366,346	352,047	330,984
Non-profit institution final consumption	25,488	24,909	24,998	24,138	23,502	23,457	22,748
Gross fixed capital formation	446,601	437,793	439,269	412,037	387,976	348,304	386,526
Business gross fixed capital formation	365,959	358,679	359,726	334,223	307,240	275,288	319,275
Residential structures	127,516	125,996	126,309	116,195	111,240	99,666	107,247
Non-residential structures and machinery and equipment	200,871	194,640	195,458	180,104	160,463	143,586	174,466
Intellectual property products	37,572	38,043	37,959	37,924	35,537	32,036	37,562
Government gross fixed capital formation	78,339	76,747	77,208	75,126	78,501	70,905	64,604
Non-profit institution gross fixed capital formation	2,304	2,368	2,335	2,688	2,235	2,111	2,647
Investment in inventories	8,612	11,401	9,491	7,659	125	–7,030	8,843
Exports (goods and services)	561,296	547,131	546,617	540,657	483,212	445,689	567,339
Less: Imports (goods and services)	594,205	584,583	582,829	562,525	514,821	468,702	538,867
Residual error and estimate	–807	745	534	286	1,146	504	359

Gross Domestic Expenditure	1,869,631	1,814,515	1,819,967	1,760,011	1,662,757	1,567,007	1,645,974

Gross Domestic Expenditure in Chained 2007 Dollars	1,685,647	1,659,523	1,661,559	1,633,640	1,593,357	1,541,348	1,584,306

Source: Statistics Canada, National Income and Expenditure Accounts.

(1)	Seasonally adjusted, annual rates.

[2]	Agricultural output includes support activities for agriculture and forestry, fishing and hunting.
[3]	Year-over-year growth rates for nominal GDP at market prices are based on seasonally adjusted data.

Economic Developments4

Between 2002 and 2012, real GDP (at market prices) trended upwards, with annual average growth of 2.0% during that period. Real GDP growth was 1.2% in 2008 before declining by 2.7% in 2009. Real GDP returned to positive growth, increasing by 3.4% in 2010, 2.5% in 2011 and 1.7% in 2012. In the first three quarters of 2013, Canada experienced year-over-year real GDP growth of 1.4%, 1.4% and 1.9% in the first, second and third quarters, respectively.

Real household spending rose 2.8% in 2008, 0.3% in 2009, 3.5% in 2010, 2.3% in 2011, and 1.9% in 2012. Year-over-year growth in household spending was 1.8% in the first quarter, 2.4% in the second quarter 2.3% in the third quarter of 2013.

Since attaining a peak of 18.8% in 1982, the household saving rate trended downward until the mid-2000s, reaching 1.5% in 2005. Since then the household saving rate as a percentage of personal disposable income increased to 3.5% in 2006, 2.9% in 2007, 4.0% in 2008 and 5.4% in 2009 before trending down to 4.3% in 2010. The household saving rate picked up to 4.4% in 2011 and 5.0% in 2012. The household saving rate was 6.0% (annual rate) in the first quarter, 5.3% in the second quarter and 5.4% in the third quarter of 2013.

Non-residential structures, machinery and equipment investment growth was 2.6% in 2007 and 4.2% in 2008. Then in 2009, investment declined 20.2% only to rebound to 14.5% in 2010, 11.1% in 2011, and 6.2% in 2012. On a year-over-year basis, non-residential structures, machinery and equipment investment growth was 3.3% in the first quarter of 2013, 0.9% in the second quarter and 1.9% in the third quarter. Intellectual property product investment had a similar growth pattern as in non-residential structures, machinery and equipment where we observed positive growth in 2007 and 2008 of 2.2% and 2.8%, respectively, then a sharp drop of 16.9% in 2009, followed by growth rates of 9.9% and 5.2% in 2010 and 2011 respectively, before declining to 1.5% in 2012. On a year-over-year basis, intellectual property products investment growth declined by 7.5% in the first quarter of 2012, negative 0.2% in the second quarter and negative 1.5% in third quarter.

The number of housing starts rose steadily in the early part of the last decade but levelled off from 2004 to 2007 before falling significantly during the recession. Housing starts have recovered since and have reached levels similar to those recorded before the recession. In 2009, housing starts stood at 149 thousand units, increasing to 190 thousand units in 2010, 194 thousand units in 2011, and 215 thousand units in 2012. Over the first 10 months of 2013, the level of housing starts has averaged 187 thousand units (at annual rates).

Government final consumption grew by 2.8% in 2007, 4.6% in 2008, 3.3% in 2009, 2.7% in 2010, 0.8% in 2011 and 1.1% in 2012. In 2013, year-over-year growth in government spending on goods and services was 0.4% in the first quarter, 1.0% in the second quarter and negative 1.0% in the third quarter.

In current dollar terms, the trade balance in goods and services (on a balance of payments basis) was $33.3 billion in 2007 and $28.5 billion in 2008. In 2009, the trade balance declined to a deficit of $23.0 billion and in 2010 the deficit increased to $31.6 billion. The deficit was reduced to $21.9 billion in 2011 before increasing to $36.2 billion in 2012. In the first three quarters of 2013, the trade deficit in goods and services was $32.9 billion at annual rates (see also “Balance of Payments” where the non-annualized value for the first three quarters was $26.5 billion).

[4]

In this section all figures, except the savings rates and the trade balance, are reported in real terms and growth rates are calculated from GDP at market prices, chained 2007 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The GDP implicit price deflator increased 3.9% in 2008 and declined 2.1% in 2009 before increasing 2.7% in 2010, 3.2% in 2011 and 1.7% in 2012. In 2013, the year-over-year change in the implicit price deflator was 1.4% in the first quarter, 1.4% in the second quarter and 1.6% in the third quarter.

Since the introduction of inflation-targeting into monetary policy in 1991, annual increases in the consumer price index (“CPI”) have remained almost entirely within the 1 to 3 percent target range. Total CPI rose 2.3% in 2008, 0.3% in 2009, 1.8% in 2010, 2.9% in 2011 and 1.5% in 2012. In 2013, on a year-over-year basis, total CPI increased by 0.9% in the first quarter, 0.8% in the second quarter and 1.1% in the third quarter.5

PRICE DEVELOPMENTS

For the years ended December 31,	GDP Implicit Price Index(1)	Consumer Price Index				Total excluding Food & Energy	Shelter	Industrial Product Price Index
		Total	Food	Total Excluding Food	Energy
	(annual percentage changes)
2008	3.9	2.3	3.5	2.2	9.9	1.2	4.2	4.3
2009	–2.1	0.3	4.9	–0.7	–13.5	1.1	–0.3	–3.5
2010	2.7	1.8	1.4	1.9	6.7	1.3	1.3	1.0
2011	3.2	2.9	3.7	2.8	12.3	1.6	1.8	4.6
2012	1.7	1.5	2.4	1.4	1.7	1.3	1.3	0.6

2012Q4	1.0	0.9	1.7	0.8	0.3	0.9	0.8	–0.1
2013Q1	1.4	0.9	1.6	0.8	0.2	0.9	0.8	0.8
2013Q2	1.4	0.8	1.4	0.6	1.1	0.6	1.2	0.3
2013Q3	1.6	1.1	1.0	1.2	3.0	1.0	1.3	1.3

Source: Statistics Canada.

(1)	This implicit price index is based on seasonally adjusted data.

The average annual wage settlements (over the life of the contract) increased 3.3% in 2008, 2.3% in 2009, 1.9% in 2010, 1.8% in 2011 and 1.7% in 2012. Wage settlements were 0.6% in the first quarter of 2013, 1.7% in the second quarter and 1.9% in the third quarter.

[5]	Year-over-year growth rates for CPI are based on not seasonally adjusted data.

Labor Market

The following table shows labor market characteristics for the periods indicated.

LABOR MARKET CHARACTERISTICS(1) (2)

(thousands of persons)

	Canada			Atlantic Provinces			Québec
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2008	18,204	17,087	6.1	1,212	1,099	9.3	4,183	3,880	7.2
2009	18,329	16,813	8.3	1,221	1,092	10.5	4,204	3,848	8.5
2010	18,525	17,041	8.0	1,227	1,099	10.5	4,254	3,915	8.0
2011	18,699	17,306	7.4	1,225	1,102	10.0	4,286	3,954	7.8
2012	18,876	17,508	7.2	1,237	1,110	10.3	4,320	3,984	7.8

2012 (4th Qtr)	19,001	17,628	7.2	1,240	1,109	10.6	4,362	4,036	7.5
2013 (1st Qtr)	19,005	17,661	7.1	1,245	1,114	10.5	4,357	4,035	7.4
2013 (2nd Qtr)	19,072	17,718	7.1	1,241	1,113	10.3	4,374	4,033	7.8
2013 (3rd Qtr)	19,109	17,753	7.1	1,234	1,111	9.9	4,350	4,005	7.9

	Ontario			Prairie Provinces			British Columbia
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2008	7,133	6,666	6.5	3,300	3,175	3.8	2,376	2,266	4.6
2009	7,147	6,502	9.0	3,355	3,153	6.0	2,403	2,218	7.7
2010	7,237	6,610	8.7	3,365	3,161	6.1	2,443	2,257	7.6
2011	7,302	6,731	7.8	3,429	3,245	5.4	2,458	2,275	7.5
2012	7,357	6,784	7.8	3,483	3,317	4.8	2,479	2,313	6.7

2012 (4th Qtr)	7,420	6,828	8.0	3,502	3,341	4.6	2,477	2,314	6.6
2013 (1st Qtr)	7,410	6,841	7.7	3,526	3,365	4.5	2,467	2,306	6.5
2013 (2nd Qtr)	7,431	6,876	7.5	3,550	3,381	4.8	2,476	2,315	6.5
2013 (3rd Qtr)	7,462	6,905	7.5	3,587	3,420	4.7	2,476	2,311	6.7

Source: Statistics Canada, The Labour Force.

(1)	Unemployment levels are calculated using the difference between Labor Force and Employment for the quarters.
(2)	Annual employment levels are based on not seasonally adjusted data, while employment levels are based on seasonally adjusted data.

Employment growth was 1.7% in 2008 and declined by 1.6% in 2009. Employment growth rebounded in 2010 to 1.4%, 1.6% in 2011 and 1.2% in 2012. In the first three quarters of 2013, employment increased by 1.6%, 1.2% and 1.3% year-over-year, respectively. Meanwhile, labor force growth was 1.8% in 2008 before slowing down to 0.7% in 2009. In 2010, 2011 and 2012, labor force growth increased 1.1%, 0.9% and 0.9%, respectively. Over the first 10 months of the year, employment has increased by 0.7%.

The unemployment rate was 6.1% in 2008, before increasing to 8.3% in 2009. The unemployment rate decreased to 8.0% in 2010, 7.4% in 2011 and 7.2% in 2012. In 2013, the unemployment rate held steady at 7.1% in the first, second and third quarters, respectively (seasonally adjusted).

EXTERNAL TRADE

Canada has continued to work towards implementing its trade goals of freer and more open markets based on internationally agreed rules and practices at multilateral, regional and bilateral levels.

At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and continues to fully participate in multilateral trade negotiations launched in Doha, Qatar in November 2001.

At the regional level, Canada is a member of the North American Free Trade Agreement (“NAFTA”) with both the United States and Mexico. Under NAFTA, as of January 1, 2003, virtually all tariffs for goods originating in Canada, the United States and Mexico have been eliminated.

In addition, Canada currently has implemented bilateral free trade agreements with the following countries: Chile, Columbia, Costa Rica, Israel, Panama, Peru, Jordan and the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein).

In January 2009, Canada removed import tariffs on a range of machinery and equipment for the purposes of stimulating domestic business investment. In March 2010, Canada began eliminating all remaining tariffs on manufacturing inputs entering the country, effectively making Canada a tariff-free zone for manufacturing. The majority of these tariffs have already been eliminated; however, some tariffs are being gradually eliminated by no later than January 1, 2015.

Merchandise Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

THE COMPOSITION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters (1)		For the years ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(in millions of dollars)
Value of Exports
Farm, fishing & intermediate food products	20,768	19,854	27,233	24,136	20,145	20,331	23,954
Energy products	82,772	78,886	105,065	103,492	83,569	74,369	117,978
Metal ores & non-metallic minerals	13,431	14,178	18,513	20,231	16,827	12,573	19,055
Metal & non-metallic mineral products	41,222	40,887	54,400	59,008	48,686	37,832	55,087
Basic & industrial chemical, plastic & rubber products	26,218	24,820	32,986	35,756	30,582	26,283	35,129
Forestry products & building & packaging materials	25,044	22,827	30,621	30,462	29,394	27,488	35,515
Industrial machinery, equipment & parts	19,976	20,229	26,830	25,400	22,462	23,625	28,133
Electronic & electrical equipment & parts	16,991	17,489	22,915	23,212	22,484	24,146	28,715
Motor vehicles & parts	50,631	51,243	68,486	59,583	57,357	44,227	61,288
Aircraft & other transportation equipment & parts	13,043	12,948	17,332	16,248	15,816	17,746	18,220
Consumer goods	38,772	36,682	48,535	49,836	47,593	47,696	50,460
Other(2)	7,829	7,235	9,613	9,443	9,052	10,895	13,729

Total Exports(3)	356,698	347,279	462,528	456,808	403,967	367,211	487,262

Value of Imports
Farm, fishing & intermediate food products	9,919	9,180	12,314	12,109	11,035	11,019	10,814
Energy products	33,342	33,980	45,770	46,597	37,604	32,243	51,749
Metal ores & non-metallic minerals	8,740	7,409	10,041	10,559	9,014	6,636	8,976
Metal & non-metallic mineral products	30,228	32,923	43,489	44,060	37,588	30,482	38,292
Basic & industrial chemical, plastic & rubber products	30,115	28,856	38,085	35,823	30,759	26,882	32,206
Forestry products & building & packaging materials	15,681	15,476	20,469	18,575	17,439	16,302	18,229
Industrial machinery, equipment & parts	33,881	34,298	45,204	42,283	36,038	33,307	40,785
Electronic & electrical equipment & parts	42,344	41,938	55,498	55,086	51,059	46,905	52,048
Motor vehicles & parts	63,172	62,542	82,814	74,153	71,676	58,175	73,648
Aircraft & other transportation equipment & parts	10,642	9,425	12,725	12,794	11,942	13,713	15,634
Consumer goods	72,833	69,718	93,016	89,411	86,044	86,101	86,506
Other(2)	12,323	11,406	15,122	14,606	13,473	12,221	14,707

Total Imports(3)	363,219	357,152	474,545	456,055	413,670	373,984	443,592

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	Seasonally adjusted.
(2)	Other includes special transactions trade and other balance of payments adjustments
(3)	May not add due to rounding.

Canada is one of the leading trading nations of the world. Canada’s exports have always reflected the country’s high endowment in natural resources. While Canada’s exports have diversified over time, commodities still remain an important part of our exports. In 2012, energy products accounted for 22.7% of our merchandise exports, followed by both motor vehicles and parts and metal and non-metallic mineral products at 14.8% and 11.8%, respectively. Canada’s merchandise imports consist mostly of consumer goods, motor vehicles and parts and electronic and electrical equipment and parts. Together, these components represented 48.7% of total imports in 2012.

Canada and the United States are each other’s largest trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2012, trade with the United States accounted for 73.2% of the value of Canada’s merchandise exports and 62.5% of the value of Canada’s merchandise imports. According to the United States Census Bureau, trade with Canada accounted for 18.7% of the United States’ exports and 14.1% of its imports in 2012. These shares remain relatively unchanged on a year-to-date basis up to and including October 2013.

GEOGRAPHICAL DISTRIBUTION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Exports(1)
United States	74.4	72.9	73.2	72.2	73.1	73.6	75.7
Japan	2.3	2.4	2.3	2.5	2.4	2.4	2.4
United Kingdom	3.3	4.4	4.3	4.2	4.2	3.5	2.9
European Union(2)	4.2	4.6	4.6	5.0	5.0	5.1	5.2
Other	15.8	15.6	15.6	16.0	15.3	15.4	13.9

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports(1)
United States	63.9	62.3	62.5	61.7	62.8	63.1	63.4
Japan	2.0	2.3	2.3	2.1	2.4	2.5	2.6
United Kingdom	1.5	1.9	1.8	2.3	2.3	2.3	2.5
European Union(2)	7.8	7.7	7.7	7.7	7.5	8.1	8.0
Other	24.8	25.7	25.9	26.2	25.0	24.0	23.4

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add to total due to rounding.
(2)

Excludes the United Kingdom. Includes Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

MERCHANDISE TRADE INDICES

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(2007 = 100)
Indices of physical volume
Exports	94.9	93.8	93.7	91.8	87.4	80.6	94.7
Imports	108.7	107.1	107.1	103.7	97.9	85.9	100.3

Indices of prices
Exports	108.6	106.9	106.9	107.8	100.2	98.7	111.5
Imports	107.2	106.9	106.5	105.8	101.6	104.8	106.5
Terms of trade(1)	101.3	100.0	100.4	102.0	98.6	94.2	104.7

Source: Statistics Canada, National Income and Expenditure Accounts.

(1)	Index of price of exports divided by index of price of imports multiplied by 100.

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

CANADIAN BALANCE OF INTERNATIONAL PAYMENTS

	First 3 quarters(1)		For the years ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(in millions of dollars)
Current and Capital Account
Current Account Receipts
Goods & services	420,592	410,136	546,614	540,658	483,213	445,692	567,337
Goods	355,400	346,110	462,528	456,807	403,967	367,211	487,262
Services	65,192	64,027	84,086	83,850	79,247	78,481	80,075
Primary income	53,205	54,194	72,646	69,328	62,895	56,226	69,670
Secondary income	7,911	6,983	9,747	9,475	9,485	9,937	11,099

Total receipts	481,708	471,313	629,007	619,460	555,594	511,855	648,105

Current account payments
Goods & services	447,107	439,380	582,835	562,523	514,817	468,702	538,871
Goods	363,229	356,724	474,544	456,055	413,670	373,984	443,592
Services	83,879	82,656	108,291	106,468	101,147	94,717	95,279
Primary income	71,813	69,894	95,093	92,445	86,394	76,377	95,614
Secondary income	10,577	10,134	13,293	12,958	12,802	12,526	11,712

Total payments	529,497	519,407	691,222	667,926	614,013	557,605	646,197

Current account balance
Goods & services	–26,515	–29,244	–36,221	–21,866	–31,604	–23,010	28,466
Goods	–7,828	–10,613	–12,016	753	–9,703	–6,773	43,670
Services	–18,687	–18,630	–24,205	–22,618	–21,900	–16,237	–15,204
Primary income	–18,607	–15,700	–22,448	–23,117	–23,499	–20,151	–25,944
Secondary income	–2,666	–3,150	–3,546	–3,483	–3,316	–2,589	–613

Total balance	–47,789	–48,094	–62,215	–48,466	–58,419	–45,750	1,908

Capital account balance	–51	–10	–139	–10	–126	–819	–253

Financial Account(2)
Net lending/net borrowing, from financial account	–38,720	–45,750	–63,807	–55,422	–56,672	–46,847	–2,762

Net acquisition of financial assets	26,580	78,848	120,839	107,379	97,853	100,124	109,141
Canadian direct investment abroad	33,646	40,045	55,401	51,602	35,770	45,268	84,591
Canadian portfolio investment	15,738	18,168	35,141	18,331	14,453	8,733	–11,648
Foreign debt securities	11,266	–374	11,933	–7,924	1,063	–7,186	–19,570
Foreign equity & investment fund shares	4,472	18,542	23,208	26,255	13,390	15,919	7,922
Official international reserves	4,103	1,574	1,697	8,061	3,989	11,618	1,711
Other Canadian investment	–26,906	19,064	28,600	29,386	43,640	34,504	34,488

Net incurrence of liabilities	65,301	124,600	184,646	162,801	154,524	146,970	111,904
Foreign direct investment in Canada	49,076	29,707	42,990	39,254	29,257	25,948	65,679
Foreign portfolio investment	32,362	67,010	83,205	100,100	113,443	111,315	31,935
Canadian debt securities	25,374	59,901	82,237	78,964	95,247	85,069	29,189
Canadian equity & investment fund shares	6,989	7,109	968	21,136	18,196	26,246	2,746
Other foreign investment	–16,137	27,884	58,452	23,446	11,824	9,707	14,290

Discrepancy (net errors and omissions)	9,118	2,353	–1,453	–6,946	1,874	–278	–4,418

Source: Statistics Canada, Canada’s Balance of International Payments.

(1)	Year-to-date (not annualized). Current account, capital account and financial account data are not seasonally adjusted.
(2)	For the Financial Account, transactions are recorded on a net basis. A plus sign denotes an increase in investment and a minus sign denotes a decrease in investment.

The current account deficit was $63.7 billion (seasonally adjusted, annualized level) in the first three quarters of 2013. Over the last five years, the three main components of the current account have evolved as follows:

(1)

The merchandise trade surplus decreased from $43.7 billion in 2008 to a deficit of $9.7 billion in 2010, returned to a surplus of $753 million in 2011 and then to a deficit of $12.0 billion in 2012. In the first three quarters of 2013, the merchandise trade deficit was an average of $10.4 billion (annualized level).

(2)	The service account deficit worsened from $15.2 billion in 2008 to $24.2 billion in 2012. The services deficit averaged $24.9 billion (annualized level) in the first three quarters of 2013.

(3)	The deficit on primary income narrowed from $25.9 billion in 2008 to $22.4 billion in 2012. The primary income deficit averaged $24.8 billion in the first three quarters of 2013 (annualized level).

Low inflation and a depreciation of the Canadian dollar helped support the merchandise trade surplus prior to 2002. An uneven recovery in the United States provided limited stimulus to exports in 2002 and an appreciation of the Canadian dollar restrained gains in the surplus when growth in the United States shifted to a higher pace in the period between 2003 and 2006. The continued appreciation of the Canadian dollar and the slowdown in the United States’ economy helped reduce the merchandise trade surplus in 2007 and 2008. In 2009, as a result of the continued decline in international demand due to a weak U.S. dollar and a faltering global economy, the merchandise trade balance fell into deficit. This deficit widened in 2010, reaching a level of $9.7 billion. In 2011, the merchandise trade balance returned to a small surplus of $753 million, but fell back to deficit in 2012 by $12.0 billion. With continuing uncertainty surrounding global economic developments, the merchandise trade balance is in deficit through the first three quarters of 2013; though at an annualized level of $10.4 billion.

Canada registered a net inflow (net borrowing) of $2.7 billion, and this inflow increased to $55.4 billion in 2011. In 2012, the net inflow stood at $63.8 billion and at $51.6 billion for the first three quarters of 2013 (annualized level).

Non-resident net purchases of Canadian securities6 were $31.9 billion in 2008 and then more than triple in 2009 to $111.3 billion. In 2010, the non-resident purchases of Canadian securities stood at $113.4 billion and declined to $100.1 billion in 2011 and $83.2 billion in 2012. In 2013, portfolio investment from abroad moderated to $43.1 billion (annualized level) over the first three quarters.

From 1981 to the early 1990s, foreign direct investment in Canada averaged about $5 billion annually. In the mid-1990s, foreign direct investment in Canada began to rise sharply, peaking at $99.2 billion in 2000, mostly due to foreign purchases in the technology sector. Foreign direct investment was $65.7 billion in 2008, $25.9 billion in 2009, $29.3 billion in 2010, and $39.3 billion in 2011. In 2012, this level increased to $43.0 billion. Over the first three quarters of 2013, foreign direct investment at annualized levels was $65.4 billion.

[6]	Canadian securities include Canadian bonds, money market instruments, equity and investment fund shares.

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970, the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. Since then, the Canadian dollar has floated between a low of 61.79 U.S. cents in January 2002 and a high of 110.30 U.S. cents in November 2007. The dollar closed 2012 at 100.51 U.S. cents. From the beginning of 2013 through to November 29, trading in the Canadian dollar ranged between 94.08 and 101.88 U.S. cents. The Canadian dollar closing rate price on November 29, 2013 was 94.16 U.S. cents.

EXCHANGE RATE FOR THE CANADIAN DOLLAR

	2013 through November 29	For the years ended December 31,
		2012	2011	2010	2009	2008	2007	2006	2005	2004	2003
	(in U.S. cents)
High	101.88	103.71	106.30	100.69	97.55	102.98	110.30	91.34	87.51	85.14	77.89
Low	94.08	95.76	93.83	92.18	76.53	76.88	84.19	84.79	78.53	71.41	63.38

Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

CANADA’S OFFICIAL INTERNATIONAL RESERVES

	At November 29, 2013	At December 31,
		2012	2011	2010	2009	2008	2007	2006	2005	2004	2003
	(in millions of U.S. dollars)
Total	72,038	68,546	65,819	57,151	54,357	43,872	41,081	35,063	33,018	34,466	36,268

Source: Department of Finance.

As of November 29, 2013, Canada’s official international reserves stood at U.S.$72,038 million equivalent. The total was composed of U.S.$39,852 million held in U.S. dollar denominated assets, U.S.$18,527 million equivalent in euro denominated assets, U.S.$286 million equivalent in yen denominated assets, U.S.$8,648 million in Special Drawing Rights (“SDRs”), U.S.$4,603 million in the form of the reserve position in the International Monetary Fund (“IMF”) and U.S.$122 million equivalent in gold (valued at U.S.$1,253 per fine ounce).

Beginning in 1978, transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The “Canada Bills” program was launched in October 1986. Under this program, U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$2,147 million of Canada Bills outstanding on November 30, 2013. The “Canada Notes” program was launched in June 2010. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of November 30, 2013, there were no outstanding Canada Notes. A Euro Medium-Term Notes (EMTN) program was launched in October 2011. EMTNs are interest bearing, foreign currency medium-term notes issued outside the United States and Canada and maturities can range from short-term to long-term. As of November 30, 2013, there were no outstanding EMTNs. As of November 30, 2013, U.S.$6,053 million and Euro 2,000 million in foreign currency denominated bonds remained outstanding comprised of three global bond issues (two U.S. dollar issues and one euro issue) and three Petro Canada bond issues. The Petro Canada bond issues were assumed by the Government of Canada on February 5, 2001 on the dissolution of Petro Canada Limited.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include those of consolidated Crown corporations and other entities, net gains/losses from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues and other revenues (primarily revenues from the sales of goods and services). The other major source of money to finance Government operations is borrowing. Borrowing authority is established by acts of Parliament and borrowing limits are established by Orders in Council. The main sources of borrowing are marketable bonds, treasury bills and retail debt.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of five year economic and fiscal projections reflecting Government priorities. The projections are released in an Economic and Fiscal Update in the fall for pre-budget consultation purposes. To incorporate objective economic assumptions, the fiscal projection is based on the average of private sector economic forecasts.

For financial reporting purposes, the Government of Canada includes all departments, agencies, corporations, organizations and funds which are controlled by the Government. For financial reporting purposes, control is defined as the power to govern the financial and operating policies of an organization with benefits from the organization’s activities being expected, or the risk of loss being assumed by the Government. All organizations that are listed in the Financial Administration Act or that are Crown corporations as defined by the Financial Administration Act are included for financial reporting purposes. Other organizations not listed in the Financial Administration Act may also meet the definition of control and they are included in the Government’s reporting entity if their revenues, expenses, assets or liabilities are significant. The financial activities of all these entities are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises, which are not dependent on the Government for financing their activities. These corporations are reported under the modified equity basis of accounting.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which is required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash and debt position published monthly in The Fiscal Monitor and in the Annual Financial Report.

The financial statements of the Government of Canada are presented on the accrual basis of accounting, recording government revenues and expenses when they are earned or incurred, regardless of when the cash is received or paid. The Government’s fiscal anchor is the budgetary balance, which provides the most comprehensive and up-to-date picture of the financial situation. The accumulated deficit, or federal debt, is equal to total liabilities less total assets – both financial and non-financial. Financial assets include cash and cash equivalents, accounts receivable, foreign exchange accounts, and loans, investments and advances. Non-financial assets include tangible capital assets, such as land and buildings, inventories and prepaid expenses. The annual change in the accumulated deficit is equal to the budgetary balance plus other comprehensive income or loss. Net debt, which is a different measure of the Government’s financial position, represents total liabilities less its financial assets.

Fiscal Policy

Between fiscal 1997-98 and fiscal 2007-08, the Government recorded annual budgetary surpluses ranging between $1.5 billion (fiscal 2004-05) and $19.9 billion (fiscal 2000-01). The onset of the global recession in 2008 resulted in a budgetary deficit $5.8 billion in fiscal 2008-09, followed by a budgetary deficit of $55.6 billion in fiscal 2009-10. The budgetary deficit fell to $33.4 billion in fiscal 2010-11 and $26.3 billion in fiscal 2011-12. The budgetary deficit in 2012-13 was $18.9 billion, down by nearly two-thirds from the $55.6-billion budgetary deficit posted in fiscal 2009-10. Federal debt was 33.1% of GDP in fiscal 2012-13, down slightly from a year earlier and remaining well below its peak of 67.1% in fiscal 1995-96. Program expenses increased by $2.1 billion, or 0.9%, over the prior year. As a percentage of GDP, program expenses decreased to 13.5% in fiscal 2012-13, down 0.4 percentage points from fiscal 2011-12. As a percentage of revenues, public debt charges were 11.4% in fiscal 2012-13.

The financial requirement/source measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes transactions in loans, investments and advances, federal employees’ pension accounts, other specified purpose accounts, foreign exchange activities, and changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. Adjustments for the effects of non-cash items included in the budgetary balance and for accruals of past or future cash receipts or payments are also reflected in non-budgetary transactions.

In contrast to the large financial requirements observed from the mid-1970s through to the mid-1990s, financial sources were recorded in ten of the eleven years between fiscal year 1997-98 to fiscal year 2007-08. There was a financial requirement of $30.5 billion in 2012-13, compared to a financial requirement of $32.4 billion in 2011-12. The Government financed this requirement in 2012-13 and increased its cash balances by $10.2 billion by increasing unmatured debt by $40.6 billion. Unmatured debt as a percentage of GDP stood at 36.6% in fiscal 2012-13, down 20.0 percentage points from the peak of 56.6% in fiscal 1995-96.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for about 49% of Government revenue in fiscal 2012-13 while corporate income taxes accounted for about 14% of Government revenue.

There are currently four federal income tax brackets for individuals: 15%, 22%, 26% and 29%. For 2013, the taxable income thresholds at which these brackets apply, indexed annually to account for inflation, are as follows: 15% on taxable income up to $43,561, 22% on taxable income over $43,561 and up to $87,123, 26% on taxable income over $87,123 and up to $135,054 and 29% on taxable income above $135,054.

The general federal corporate income tax rate in 2013 is 15%. The small business deduction reduces the federal corporate income tax rate applied to the first $500,000 of qualifying active business income in a taxation year of a Canadian-controlled private corporation to 11%.

Capital gains are taxed at a preferred income tax rate under which only one-half of a realized gain is included in income, and then subject to tax at the applicable personal or corporate income tax rate.

The federal Goods and Services Tax (GST) is a broad-based value-added tax, which is applied to the sale of most goods and services at a rate of 5% in 2013. Food for home consumption, prescription drugs, residential rents, sales of existing houses and educational and healthcare services are generally not subject to tax.

Federal excise taxes and duties are imposed on selected goods, including certain fuel, tobacco and alcohol products. Customs duties are imposed on a wide range of goods.

In addition, the Government obtains non-tax revenues in the form of revenues from consolidated Crown corporations and other entities, net income/loss from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), net foreign exchange revenues, employment insurance premium revenues and other revenues (primarily from the sale of goods and services).

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, and transfer payments to other levels of government, organizations and individuals. Under full accrual accounting, the cost of using a capital asset is amortized over its estimated useful life.

Transfer payments includes a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. It includes income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for aboriginal Canadians.

The following table sets forth budgetary revenues, budgetary expenses, the annual surplus/deficit and the accumulated deficit for the years shown.

DETAILED CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

(in millions of dollars)

	For the years ended March 31(1),
	2013	2012(2)	2011	2010	2009
REVENUES
Tax Revenues
Income tax revenues
Personal	125,728	120,537	114,661	105,040	116,612
Corporate	34,986	33,641	31,953	32,247	31,243
Non-resident	5,073	5,300	5,137	5,293	6,298
	165,787	159,478	151,751	142,580	154,153
Other taxes and duties
Goods and services tax	28,821	28,370	28,379	26,947	25,740
Energy taxes	5,381	5,328	5,342	5,178	5,161
Customs import duties	3,979	3,862	3,520	3,490	4,036
Other excise taxes & duties	5,370	5,546	5,662	4,958	4,869
	43,551	43,106	42,903	40,573	39,806

Total tax revenues	209,338	202,584	194,654	183,153	193,959

Employment Insurance Premiums	20,395	18,556	17,501	16,761	16,887
Other Revenues
Crown corporations	11,448	12,024	12,937	7,622	7,760
Other programs	13,952	14,274	13,939	12,920	16,944
Net foreign exchange	1,502	1,669	1,809	1,647	1,736

Total other revenues	26,902	27,967	28,685	22,189	26,440

TOTAL REVENUES	256,635	249,107	240,840	222,103	237,286

EXPENSES
Transfer Payments
Old age security benefits, GIS(3) and spouse’s allowance	40,255	38,045	35,629	34,653	33,377
Major transfer payments to other levels of government Canada health transfer	28,912	27,174	26,031	24,820	22,759
Canada social transfer	11,860	11,514	11,179	10,858	10,568
Fiscal arrangements	19,688	19,188	17,577	16,789	15,807
Quebec abatement	– 4,093	– 3,929	– 3,751	– 3,299	– 3,643
Other major transfers	2,003	2,847	1,751	7,772	985

	58,370	56,794	52,787	56,940	46,476

Employment insurance benefits	17,099	17,647	19,850	21,586	16,308
Children’s benefits	12,975	12,726	12,656	12,340	11,901
Other transfer payments	34,862	37,720	43,155	45,949	34,793

Total transfer payments	163,561	162,932	164,077	171,468	142,855

Other program expenses
Crown corporations	9,512	8,198	7,584	7,400	5,859
Ministries	73,338	73,176	71,680	69,419	63,337

Total other program expenses	82,850	81,374	79,264	76,819	69,196

Total program expenses	246,411	244,306	243,341	248,287	212,051
Public Debt Charges	29,153	31,080	30,871	29,414	30,990

TOTAL EXPENSES	275,564	275,386	274,212	277,701	243,041

Annual Surplus (–) or Deficit	18,929	26,279	33,372	55,598	5,755
Accumulated Deficit at Beginning of Year – as Previously Reported	582,176	553,664	519,097	463,710	457,637
Accounting Changes and Restatement – Accumulated Sick Leave Entitlements	1,400	1,341

Accumulated Deficit at Beginning of Year – as Restated	583,576	555,005
Other Comprehensive Income (–) or Loss	– 64	2,292	– 2,142	– 211	318

Accumulated Deficit at End of Year	602,441	583,576	550,327	519,097	463,710

Source: Public Accounts of Canada 2013 (Volume 1, Table 1.1).

(1)

Certain comparative figures have been reclassified as a result of an accounting change for tax revenues and to conform to the current year’s presentation. Details can be found in the Public Accounts of Canada 2013 (Volume 1, Section 2, Note 2).

(2)

Certain figures have been restated in relation to accumulated sick leave entitlements. However, only the 2012 comparative figures have been restated as earlier information is not available. Details can be found in the Public Accounts of Canada 2013 (Volume 1, Section 2, Note 2).

(3)	Guaranteed income supplement.

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations.

Loans, investments and advances by the Government resulted in a net requirement of funds of $3.6 billion in fiscal 2012-13.

Pension and Other Future Benefits

Public Sector Pensions.  The Government is responsible for defined benefit pension plans covering substantially all of its full-time employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to the highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans, less benefit payments and other charges, are transferred to the Public Sector Pension Investment Board. The Board’s goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2013, the Government’s net liability in respect of pensions totaled $151.7 billion. This net liability is comprised of the accrued benefit obligation determined as of March 31, 2013, which amounted to $242.7 billion, less pension plan assets of $72.2 billion and unamortized pension adjustments of $18.9 billion. In fiscal 2012-13 the net pension liability increased by $2.8 billion.

Other Employee and Veteran Future Benefits.  The Government also sponsors a variety of other future benefit plans from which employees and other former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for disability and other benefits paid to war veterans, as well as Canadian Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits, accumulated sick leave entitlements, and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Other Liabilities

Canada Pension Plan Liability.  The Canada Pension Plan (the “Plan”) was established in 1965 and is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Government administers the Plan under joint control with the participating provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent CPP Investment Board in a diversified portfolio of securities, including equities, under generally the same rules that apply to other private and public pension funds.

Contributions are paid equally by employers and employees and self-employed workers pay the full amount. The Plan is funded on a steady-state basis with contributions at 9.9% of pensionable earnings. As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $187.7 billion at

March 31, 2013 ($166.0 billion at March 31, 2012). Of these assets, $117.7 billion was transferred to the Canada Pension Plan Investment Board and $68.3 million was a direct liability of the Government. The balance of $69.9 billion represents net income from operations receivables and unrealized gains.

Other Liabilities.  The Government acts as an insurer and/or administrator of a number of annuities and deposit and trust accounts, as well as specified purpose accounts. The balance outstanding of these accounts amounted to $6.0 billion at March 31, 2013.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s capital assets. Capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses. Non-financial assets increased to $68.9 billion in fiscal 2012-13, up $1.0 billion from fiscal 2011-12.

Other Transactions

This category includes tax receivables, other receivables, the provincial, territorial and Aboriginal tax collection agreements account, tax payables, and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. They resulted in a requirement of $12.6 billion in fiscal 2012-13, up from a requirement of $2.0 billion in fiscal 2011-12.

Foreign Exchange Transactions

Foreign exchange transactions include all transactions in international reserves held in the Exchange Fund Account (“EFA”). The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, gold holdings and assets related to Canada’s commitment to the International Monetary Fund.

DETAILED CONSOLIDATED STATEMENT OF NON-BUDGETARY TRANSACTIONS, NON-FINANCIAL ASSETS AND

FOREIGN EXCHANGE TRANSACTIONS

(in millions of dollars)

	For the years ended March 31
	2013	2012(1)	2011	2010	2009
Loans, Investments and Advances
Enterprise Crown corporations and other government business enterprises
Loans and advances
Canada Mortgage and Housing Corporation	3,472	2,974	2,693	–10,399	–57,470
Business Development Bank of Canada	–653	662	–978	–4,961	–6,284
Farm Credit Canada	–1,848	–1,768	–1,627	–4,481	–7,610
Other	2	29	10	7	–5
	973	1,897	98	–19,834	–71,369
Investments
Share of annual profit	–4,995	–5,350	–6,992	–2,306	–4,773
Other comprehensive income (–) or loss	–64	2,292	–2,142	–211	318
Dividends	1,445	2,028	2,818	1,391	2,095
Capital		656		–4,617	–600
Transition adjustment		3,337
	–3,614	2,963	–6,316	–5,743	–2,960

Total	–2,641	4,860	–6,218	–25,577	–74,329
Less:
Amount expected to be repaid from future appropriations	44	–119	–64	–103	–473
Unamortized discounts and premiums		–32	–4		26

Total	–2,685	5,011	–6,150	–25,474	–73,882

Other loans, investments and advances
Portfolio investments	5	12		2	6
National governments, including developing countries	18	40	69	235	–182
International organizations	–885	–704	–826	–454	–905
Provincial and territorial governments	803	–849	257	590	217
Other loans, investments and advances	–1,254	680	456	–4,926	–1,005

Total	–1,313	–821	–44	–4,553	–1,869
Less: allowance for valuation	–436	–1,439	–326	–2,440	–1,527

Total	–877	618	282	–2,113	–342

Total loans, investments & advances	–3,562	5,629	–5,868	–27,587	–74,224

Pensions and Other Future Benefits
Public sector pensions	2,757	2,776	3,292	2,934	2,538
Other employee and veteran future benefits	5,386	3,707	3,979	3,916	2,410

Total pensions and other future benefits	8,143	6,483	7,271	6,850	4,948

Other Liabilities
Due to Canada Pension Plan	–70	115	–152	85	–16
Other liabilities	–817	503	–120	579	44

Total other liabilities	–887	618	–272	664	28

Non-Financial Assets
Tangible capital assets	–1,194	–1,379	–2,614	–1,728	–2,152
Inventories	–458	–166	–638	156	–100
Prepaid expenses	688	167	46	–300	–608

Total non-financial assets	–964	–1,378	–3,206	–1,872	–2,860

Other Transactions
Tax receivables	–6,109	–7,380	–9,563	2,848	–6,009
Other accounts receivable	–185	–555	–266	–441	–3
Provincial, territorial and Aboriginal tax agreements account	–7,130	2,688	241	1,438	–168
Tax payables	3,925	2,304	397	–2,594	1,835
Other liabilities	–3,054	951	–2,103	7,682	1,869

Total other transactions	–12,553	–1,992	–11,294	8,933	–2,476

Foreign Exchange Accounts
International reserves held in the Exchange Fund Account	–1,240	–8,100	–340	–2,507	–8,290
International Monetary Fund — Subscriptions	148	–50	31	2,188	–1,259
International Monetary Fund — Loans	–132	–186	–802	–337
	–1,224	–8,336	–1,111	–656	–9,549
Less: International Monetary Fund —
Notes payable	398	202	416	2,351	14
Special drawing rights allocations	139	–48	30	–7,766	–154
	537	154	446	–5,415	–140

Total foreign exchange accounts	–1,761	–8,490	–1,557	4,759	–9,409

Source: Public Accounts of Canada 2013 (Volume 1, Tables 1.4, 1.5).

(1)

Certain figures have been restated in relation to accumulated sick leave entitlements. However, only the 2012 comparative figures have been restated since prior years information is not available. Details on the restatement can be found in the Public Accounts of Canada 2013 (Volume 1, Section 2, Note 2).

Unmatured Market Debt

The Government’s unmatured market debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Bills, Canada Notes and global foreign currency marketable bonds, as well as from non-marketable obligations issued to the Canada Pension Plan Investment Fund.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The changes in unmatured market debt payable in Canadian currency have been broadly consistent with changes in financial requirements. The changes in unmatured market debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

UNMATURED MARKET DEBT

(Principal Amount Outstanding)

	At Sept. 30, 2013	At March 31,
		2013	2012	2011	2010	2009
	(in millions)
Canadian Currency:
Marketable bonds	$474,881	$468,860	$447,769	$416,411	$368,013	$295,322
Treasury bills	195,900	180,700	163,400	163,000	175,900	192,500
Canada Savings Bonds	4,749	4,854	5,388	5,958	6,862	7,332
Canada Premium Bonds	2,531	2,627	3,534	4,183	4,993	5,199
Obligations issued to Canada Pension Plan Investment Fund	—	—	11	27	452	523

Total Canadian currency	678,060	657,041	620,102	589,579	556,220	500,876

Foreign Currency:(1)
Canada Bills	2,205	2,103	2,071	1,972	2,453	8,708
Canada Notes	—	—	—	—	—	—
Euro Medium-Term Note Program	—	—	—	—	—	1,676
Other marketable bonds(2)	9,024	8,754	8,698	5,709	5,845	266

Total foreign currency	11,229	10,857	10,769	7,681	8,298	10,650

Total Unmatured Market Debt	$689,289	$667,898	$630,871	$597,260	$564,518	$511,526

Source: Bank of Canada, Department of Finance.

Note: Amounts may not add due to rounding.

(1)	Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

	At Sept. 30, 2013	At March 31,
		2013	2012	2011	2010	2009
United States Dollar	1.0303	1.0160	0.9975	0.9696	1.0158	1.2613
Euro	1.3937	1.3024	1.3304	1.3743	1.3720	1.6755

(2)	Excludes Canada Notes and Euro Medium-Term Notes. Other global foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

	At Sept. 30, 2013	At March 31,
		2013	2012	2011	2010	2009
	(in millions)
United States Dollars	6,053	6,053	6,053	3,053	3,053	210
Euro	2,000	2,000	2,000	2,000	2,000	—

Total Canadian currency unmatured market debt was $678,060 million on September 30, 2013, an increase of $21,019 million from March 31, 2013. The increase stemmed from an increase in marketable bonds ($6,021 million) and an increase in Treasury Bills ($15,200 million).

Marketable bonds are interest-bearing obligations generally available to all investors. In the period April 1, 2013 to September 30, 2013, the Government issued an aggregate of $49,100 million of marketable bonds in Canadian currency and redeemed $43,796 million (including $15,111 million in repurchased and cancelled bonds), for a net increase of $5,304 million. This was further increased by $716 million for the inflation compensation on Real Return Bonds, resulting in a net increase of $6,021 million in marketable bonds.

Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2013 to September 30, 2013, the amount of treasury bills outstanding increased by $15,200 million.

Canada Savings Bonds are offered to individual Canadian residents and differ from other bonds in that they can be redeemed prior to maturity at the option of the holder for the full face value, plus accrued interest. In the period April 1, 2013 to September 30, 2013 the amount of unmatured Canada Savings Bonds outstanding decreased by $105 million. Canada Premium Bonds offer a higher interest rate compared to Canada Savings Bonds and are redeemable throughout the year with interest earned up to the last anniversary date of purchase. In the period April 1, 2013 to September 30, 2013 the amount of unmatured Canada Premium Bonds outstanding decreased by $96 million.

Total foreign currency unmatured market debt was $11,229 million on September 30, 2013, an increase of $372 million from March 31, 2013. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. The Euro Medium Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of three global bond issues and three Petro Canada bond issues and are denominated in U.S. dollars and euros. The Petro Canada bond issues were assumed by the Government of Canada on February 5, 2011 on the dissolution of Petro Canada Limited.

In 1996, Canada implemented the EFA foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2013, $35,294 million of Canadian dollars have been swapped for U.S.$33,291 million, $14,721 million of Canadian dollars have been swapped for Euro 10,095 million and $326 million Canadian dollars have been swapped for ¥28 billion.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

AVERAGE RATES OF INTEREST (%)

	At March 31,
	2013	2012	2011	2010	2009
Marketable bonds(1)	3.03	3.30	3.55	3.85	4.53
Treasury bills	1.03	0.99	1.12	0.40	1.34
Retail debt	0.76	0.81	1.10	1.32	2.32
Bonds for Canada Pension Plan	—	9.37	9.69	11.19	11.03
Canada bills	0.13	0.07	0.15	0.13	0.64
Foreign currency notes	—	—	—	—	4.50
Total market debt	2.45	2.65	2.83	2.71	3.21

Source: Public Accounts of Canada 2013 (Volume 1, Table 6.8).

(1)	Includes foreign currency marketable bonds.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2013.

SCHEDULE OF MARKETABLE BOND AND NOTE REPAYMENTS

(in millions)

	Total Principal and Interest(1)
For years ended December 31,	Canadian Currency Debt(2)	Foreign Currency Debt(3) (4)
2013	13,544	103
2014	91,585	3,290
2015	92,657	126
2016	56,257	126
2017	39,534	3,204
2018-2022	124,799	3,189
2023-2027	56,810	—
2028-2032	33,967	—
2033-2037	43,688	—
2038-2042	27,974	—
2043-2047	22,517	—

Source: Bank of Canada.

(1)	Excludes the effect of interest rate swaps and cross currency swaps.
(2)	Only includes domestic marketable bonds, excluding inflation compensation component on Real Return Bonds.
(3)	Converted at USD 1.00 = CAD 1.0303, EUR 1.00 = CAD 1.3937; the closing rates on September 30, 2013.
(4)	Excludes principal and interest payments on U.S.$52,824,000 of Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the financial statements.

The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by enterprise Crown corporations and other government business enterprises amounted to $245,647 million as at March 31, 2013. Since fiscal 2007-08, the Government has met all of the borrowing needs of the Business Development Bank of Canada, Canada Mortgage and Housing Corporation and Farm Credit Canada through direct lending. The following table summarizes the unaudited financial information of consolidated Crown corporations, other entities and enterprise Crown corporations as at March 31, 2013.

FINANCIAL INFORMATION REGARDING CROWN CORPORATIONS AND OTHER ENTITIES

(in millions)

	Consolidated Crown corporations	Other entities	Enterprise Crown corporations	Total
Assets
Total assets	$9,544	$1,943	$485,461	$496,948

Liabilities
Liabilities to other than Government
Borrowings	426	—	245,647	246,073
Other	8,654	106	85,269	94,030

	9,080	106	330,916	340,103

Net assets	$464	$1,837	$154,545	$156,846

Financial interest of the Government
Obligations to the Government	$337	$28	$116,668	$117,034
Net equity of the Government	127	1,809	37,877	39,812

Total financial interest	$464	$1,837	$154,545	$156,846

Contingent liabilities	$599	$4	$2,405	$3,007

Source: Public Accounts of Canada 2013 (Volume 1, Tables 4.1, 4.4, 9.3).

Note: Amounts may not add due to rounding.

Contingent Liabilities (with Respect to Guarantees by the Government)

The contingent liabilities of the Government with respect to guarantees by the Government as at March 31, 2013 are summarized as follows.

CONTINGENT LIABILITIES (WITH RESPECT TO NET EXPOSURE UNDER GUARANTEES)

(in millions)

Guarantees by the Government
Borrowings by enterprise Crown corporations and other government business enterprises	$245,258
Other loan guarantees	3,763
Insurance programs managed by the Government	142,724
Other explicit guarantees	374

Total gross guarantees	392,119
Less: allowance for guarantees	428

Net exposure under guarantees	$391,691

Source: Public Accounts of Canada 2013 (Volume 1, Table 11.5).

Note: Amounts may not add due to rounding.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2013.

AGENT ENTERPRISE CROWN CORPORATIONS INSURANCE PROGRAMS

	Insurance in force	Net claims(1)	5-year average of net claims	Closing balance of fund
	(in millions of dollars)
Canada Deposit Insurance Corporation	645,609	—	—	1,316

Canada Mortgage and Housing Corporation:
Mortgage Insurance Fund	562,200	547	551	12,013
Mortgage-Backed Securities Guarantee Fund	392,737	*	*	1,273

Export Development Canada:
Export insurance contracts entered into on its own behalf	22,247	336	147	—

Source: Public Accounts of Canada 2013 (Volume 1, Table 11.7).

*	Not applicable.
(1)	Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this section referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue notes for circulation in Canada. The Bank acts as the fiscal agent of the Government of Canada and, in this role, the Bank participates in the management of the public debt. Specifically, the Bank is responsible for handling the Government’s new market debt borrowings, administering its outstanding market debt and making payments for interest and market debt redemption on its behalf.

The Bank may buy or sell various types of securities, including securities issued or guaranteed by Canada or any province, securities issued or guaranteed by the Government of the United States of America or Japan or the government of a country in the European Union. For purposes of conducting monetary policy or promoting the stability of the Canadian financial system, the Bank may buy or sell from or to any person securities and any other financial instruments other than instruments that evidence an ownership interest or right in or to an entity, that comply with the policy established by the Governor and published in the Canada Gazette. The Bank may buy and sell foreign currencies, SDRs issued by the IMF, coin and gold and silver bullion. The Bank may open accounts with other central banks, at the Bank for International Settlements (“BIS”) and at commercial banks. The Bank may accept deposits from the Government or any of its corporations or agencies, any province, any chartered bank or any member of the Canadian Payments Association. The Bank pays interest to the Government on deposits held at the Bank and may pay interest to member institutions of the Canadian Payments Association on deposits accepted for certain specified purposes. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals nor does it compete with the chartered banks in the commercial banking field. The Bank is not required to maintain gold or foreign exchange reserves against its liabilities.

The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to chartered banks, and to any other members of the Canadian Payments Association. The Bank Rate is the minimum rate at which the Bank is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 35 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a real-time large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999.

The central mechanisms through which the Bank currently implements monetary policy are the LVTS and a 50-basis-point operating band for the overnight interest rate adopted by the Bank in mid 1994. Currently, the Bank targets the level of excess settlement balances in the LVTS at a minimum of $25 million. Any participant in the LVTS with a deficit funds position should therefore be aware that there will be one or more participants with offsetting surplus positions that are potential counterparties for transactions at market rates. The Bank encourages these transactions by paying an interest rate on positive balances held overnight by LVTS participants at the lower limit of its operating band and charging an interest rate on overdraft loans to LVTS participants at the upper limit of the band (which is also the Bank Rate). Thus the overnight rate should stay within the operating band since participants are aware that they can earn at least the lower limit of the band on positive balances and need not pay more than the upper limit to cover shortfalls. Moreover, the Bank is prepared to enter into overnight buyback transactions to reinforce its target rate at the midpoint of the operating band. Through its influence on the interest rate for overnight funds, the Bank is able to influence other short-term interest rates, the exchange rate, aggregate demand and, ultimately, inflation.

The Bank controls the level of LVTS settlement balances available to the financial system by adjusting the level of Government deposits held at financial institutions through twice-daily auctions of Government cash balances.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank as to the monetary policy that it is to follow. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act, 1996 gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic risk. Systems with this potential are subject to designation under the Payment Clearing and Settlement Act, 1996. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system.

The Payment Clearing and Settlement Act, 1996 also gives the Bank new powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against non-payment of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to Canadian businesses, with a focus on small and medium-sized enterprises in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $100,000 per depositor. Farm Credit Canada, established in 1959, provides financial and management services to farms and agrifood businesses. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation, or “CMHC”) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans. Since then, CMHC’s role in the housing market has expanded beyond mortgage loan insurance to include the provision of mortgage-backed securities and related guarantees, housing policy and advice, and housing research.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. The Office of the Superintendent of Financial Institutions (OSFI) is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate subsidiaries by letters patent. In June 1999, legislation was passed to allow foreign banks to establish specialized, commercially focused branches in Canada. Foreign banks can operate full-service branches and lending branches. As at December 5, 2013, the banking system consisted of 28 domestic banks, 24 foreign bank subsidiaries, 24 full-service foreign bank branches and four foreign bank lending branches. Foreign branches are mainly permitted to raise wholesale deposits (not insured by the Canada Deposit Insurance Corporation (CDIC)), and a limited amount of CDIC-insured deposits subject to a strict cap. Moreover, foreign branches are not subject to OSFI’s minimum capital adequacy ratios; however, they are required to maintain, instead, a minimum capital equivalent deposit amount with a domestic financial institution.

Financial Sector Restructuring

The Government of Canada is responsible for ensuring the financial sector regulatory framework operates efficiently and effectively for consumers and businesses while maintaining the safety of institutions and soundness of the sector. The mandatory five-year review of the financial institutions statutes, which comprises the Bank Act, the Insurance Companies Act, the Trust and Loan Companies Act and the Cooperative Credit Associations Act, ensures Canada remains a global leader in financial services. The most recent review culminated with the implementation of the Financial System Review Act (Bill S-5) which included measures focused on promoting financial stability, fine-tuning the consumer protection framework, and improving efficiency by reducing the administrative burden on financial institutions.

In Jobs Growth and Long-Term Prosperity – Economic Action Plan 2013, Canada reaffirmed that its preferred approach to strengthening the regulation of Canada’s capital markets was through a common securities regulator established cooperatively with provinces and territories. On September 19, 2013, the governments of British Columbia, Ontario and Canada announced an agreement in principle to establish a cooperative capital markets regulatory system and invited all provinces and territories to participate in the proposed system. The cooperative securities regulator will feature a single regulator administering a single set of rules. The cooperative system will better protect investors, enhance Canada’s financial services sector, support efficient capital markets and manage systemic risk.

Economic Action Plan 2013 also announced measures aimed at reviewing federal legislation and, where appropriate, introducing further changes to support the over-the-counter derivatives reform agenda; implementing changes to limit the use of portfolio insurance and prohibiting the use of any government-backed insured mortgage as collateral in securitization vehicles that are not sponsored by Canada Mortgage and Housing Corporation; and implementing a comprehensive risk management framework for Canada’s systemically important banks.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance, namely by keeping inflation low, stable and predictable.

In February 1991, the Government and the Bank jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In November 2011, the Government and the Bank renewed Canada’s inflation-control framework for a further five-year period. Monetary policy will continue to aim at keeping inflation at the 2% target mid-point, both to maximize the likelihood that inflation stays within the target range and to increase the predictability of inflation over the longer term.

The policy instrument the Bank uses to influence monetary conditions is the overnight rate target, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the overnight rate target necessary to achieve the inflation-control targets.

Since November 2000, the Bank has moved to eight fixed announcement dates for the overnight rate target to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced, and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

Between January 2008 and April 2009, the ongoing turmoil in financial markets and the resulting deterioration in real economic activity both domestically and abroad led the Bank of Canada to lower its overnight rate target by a total of 400 basis points to the effective lower bound of 0.25 percent. The Bank of Canada committed, conditional on the inflation outlook, to maintain this rate until the end of the second quarter of 2010. In addition, the Bank undertook a series of operations to reinforce its overnight target rate and to support market liquidity. The Bank’s initiatives came in the context of unprecedented coordinated actions across major central banks to support market liquidity and stabilize global financial markets.

The Bank left the overnight rate target unchanged at the effective lower bound of 0.25 percent for the remainder of 2009 as well as the beginning of 2010. Strong growth during the second half of 2009 and the first quarter of 2010 indicated that the Canadian recovery was on track and on June 1, 2010 the Bank of Canada announced an increase of 25 basis points in the overnight rate, raising the target to 0.5 percent. With employment and output levels approaching pre-recession peaks, the Bank announced further 25 basis point increases on the July 20, 2010 and September 8, 2010 fixed announcement dates, effectively setting the overnight rate target at 1 percent. Since this announcement, the overnight rate target has remained at 1 percent.

Following the latest release of the Monetary Policy Report on October 23, 2013 the Bank forecasts that the economy will grow by 1.6% in 2013 and 2.3% in 2014. The Bank also projects that total inflation will return to target around the end of 2015. The latest Monetary Policy Report notes that the central bank will closely monitor economic developments in Canada and abroad and that it will continue to set monetary policy consistent with achieving the 2 percent inflation target over the medium term.

Selected Interest Rates

Membership in International Economic Organizations

As of October 31, 2013, Canada’s paid-up quota in the IMF is SDR 6,369.2 million. On October 31, 2013, one SDR equalled $1.604.

Canada also participates in the General Arrangements to Borrow (the “GAB”) and the New Arrangements to Borrow (the “NAB”) which provide special financial resources to the IMF. Canada’s total commitment under the GAB and the NAB amount to SDR 8,517.43 million. As of October 31, 2013, SDR 948.46 million had been drawn from Canada’s NAB, and there were no loans outstanding to the IMF under the GAB.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

PARTICIPATION IN OTHER INTERNATIONAL DEVELOPMENT INSTITUTIONS

	At December 31, 2012
	Subscription
	Total	Paid-in(1)
	(in millions of U.S. dollars)
International Bank for Reconstruction and Development	$6,358.6	$392.2
International Finance Corporation	81.3	81.3
Multilateral Investment Guarantee Agency	56.5	10.7
Asian Development Bank	8,533.9	426.8
Inter-American Development Bank	8,091.9	185.8
Caribbean Development Bank	156.8	34.4
African Development Bank(2)	3,712.0	213.1
European Bank for Reconstruction and Development(3)	1,344.8	280.8

Source: Department of Finance. Data derived from the annual statements/reports of the above-mentioned institutions.

(1)	Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.
(2)	Subscriptions for the African Development Bank have been converted from Unit of Account to U.S. dollars using the African Development Bank exchange rate on December 31, 2012.
(3)	Subscriptions for the European Bank for Reconstruction and Development have been converted from Euro to U.S. dollars using the Bank of Canada’s nominal noon exchange rate on December 31, 2012.

CLAIMS AND PENDING AND THREATENED LITIGATION

There are thousands of claims and pending and threatened litigation cases outstanding against the Government. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions is significant, their outcomes are not determinable. As at March 31, 2013, the Government had recorded an allowance for claims and litigation where it is likely that there will be a future payment and a reasonable estimate of the loss can be made. Claims and litigation for which the outcome is not determinable and for which an amount has not been accrued, were estimated at approximately $5,041 million ($4,769 million in 2012) which was based on the Government’s best estimate determined on a case by case basis. Certain large and significant claims are described below:

Comprehensive Land Claims

Comprehensive land claims arise in areas of the country where Aboriginal rights and title have not been resolved by treaty or by other legal means. As of March 31, 2013, there were 81 (81 in 2012) comprehensive land claims under negotiation, accepted for negotiation or under review. A liability of $3,825 million ($3,558 million in 2012) was estimated for claims that had progressed to a point where quantification was possible. This estimate included projections based on historical rates and costs of settlement for similar claims.

Specific Claims

Specific claims deal with the past grievances of First Nations related to Canada’s obligations under historic treaties or the way it managed First Nations’ funds or other assets. The Government of Canada will pursue a settlement agreement with the First Nation when a claim demonstrates an outstanding lawful obligation. As of March 31, 2013, there were 448 (439 in 2012) specific claims under negotiation, accepted for negotiation or under review. A liability of $3,796 million ($4,483 million in 2012) was estimated for claims that had progressed to a point where quantification was possible. This estimate included projections based on historical rates and costs of settlement for similar claims.

Assessed Taxes Under Objection or Appeal

As at March 31, 2013, $20,566 million ($19,944 million in 2012) of previously assessed federal taxes was under objection at Canada Revenue Agency and $5,080 million ($4,840 million in 2012) was under appeal at either the Tax Court of Canada, the Federal Court of Canada or the Supreme Court of Canada.

Other

In September 1999, the Public Service Superannuation Act, the Canadian Forces Superannuation Act and the Royal Canadian Mounted Police Superannuation Act were amended to enable the Government to deal with excess amounts in the superannuation accounts and pension funds governed by these Acts. The legal validity of these provisions was challenged in the Courts. On November 20, 2007, the Ontario Superior Court of Justice rendered its decision and dismissed all the claims of the plaintiffs. The Ontario Court of Appeal dismissed the plaintiffs’ appeal on October 8, 2010. The plaintiffs then sought leave to appeal this decision to the Supreme Court of Canada. The Supreme Court of Canada granted leave to appeal. The appeal was heard on February 9, 2012. On December 19, 2012, the Supreme Court of Canada dismissed the plaintiffs’ appeal.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Market Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Market Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A)	PAYABLE IN CANADA IN CANADIAN DOLLARS

MARKETABLE BONDS(1)

Maturity date	Coupon %	Issue date(s)	Series	Outstanding at September 30, 2013
2013 — Nov. 1	1.50	2011: Jul. 15, Aug. 19, Sep. 16, Sep. 30	ZT42	$7,954,016,000
2014 — Feb. 1	1.00	2011: Oct. 21, Nov. 14, Dec. 9, Dec. 23	ZW70	9,417,010,000
2014 — Mar. 1	2.00	2010: Dec. 13; 2011: Feb. 14, Mar. 25	ZN71	7,991,742,000
2014 — Mar. 15	10.25	1989: Mar. 15, Mar. 30; 1990: Mar. 15, Jul. 1, Aug. 1; 1991: Feb. 21	A23	709,898,000
2014 — May 1	0.75	2012: Jan. 13, Feb. 10, Mar. 2, Mar. 16	ZY37	7,973,659,000
2014 — Jun. 1	3.00	2008: Oct. 21; 2009: Jan. 19, Feb. 12, Mar. 16	YS77	8,792,284,000
2014 — Jun. 1	5.00	2003: Oct. 20, Dec. 15; 2004: Feb. 9, Mar. 22, May 3, Jun. 22, Aug. 16, Sep. 28	XS86	7,701,765,000
2014 — Aug. 1	2.25	2011: May 2, May 30, Aug. 15; 2012: Apr. 13, May 18	ZR85	11,640,762,000
2014 — Nov. 1	1.00	2012: Jun. 22, Aug. 3, Sep. 28	A537	9,900,000,000
2014 — Dec. 1	2.00	2009: Apr. 20, May 25, Jul. 20, Aug. 27, Sep. 29	YU24	14,775,000,000
2015 — Feb. 1	1.00	2011: Nov. 7, Dec. 19; 2012: Jan. 30, Nov. 16, Dec. 21	ZX53	15,600,000,000
2015 — May 1	1.00	2013: Jan. 18, Feb. 15, Mar. 22	A958	9,900,000,000
2015 — Jun. 1	2.50	2009: Nov. 23; 2010: Jan. 18, Mar. 8	ZC17	9,000,000,000
2015 — Jun. 1	4.50	2004: Oct. 18, Dec. 20; 2005: Feb. 7, Mar. 14, May 9, Jun. 21, Aug. 15, Sep. 26	XX71	10,143,325,000
2015 — Jun. 1	11.25	1990: May 1, May 31, Oct. 1, Nov. 15	A34	456,505,000
2015 — Aug. 1	1.50	2012: Apr. 30, Jun. 18, Aug. 31; 2013: Apr. 26, Jun. 14	A388	15,300,000,000
2015 — Nov. 1	1.00	2013: Jul. 26, Aug. 23, Sep. 20	B527	9,900,000,000
2015 — Dec. 1	3.00	2010: Apr.19, Jun. 14, Aug. 23, Sep. 27, Oct. 26	ZF48	11,341,729,000
2016 — Feb. 1	1.25	2012: Oct. 15, Dec. 17; 2013: Feb. 8	A792	8,100,000,000
2016 — Jun. 1	2.00	2010: Nov. 8; 2011: Jan. 17, Mar. 7	ZL16	9,900,000,000
2016 — Jun. 1	4.00	2005: Nov. 7, Dec. 12; 2006: Feb. 6, Mar. 13, Apr. 24, Jun. 12, Aug. 8, Sep. 19	YB43	10,157,400,000
2016 — Aug. 1	1.00	2013: Apr. 15, May 21, Aug. 9	B295	8,100,000,000
2016 — Sep. 1	2.75	2011: Apr. 26, May 24, Jul. 11	ZQ03	10,500,000,000
2017 — Mar. 1	1.50	2011: Oct. 17, Nov. 28; 2012: Feb. 21	ZV97	10,500,000,000
2017 — Jun. 1	4.00	2006: Oct. 16, Nov. 27; 2007: Jan. 29, Mar. 19, Apr. 23, Aug. 7, Sep. 17	YF56	10,342,526,000
2017 — Sep. 1	1.50	2012: May 14, Jul.16, Aug. 20	A461	10,200,000,000
2018 — Mar. 1	1.25	2012: Nov. 13, Jan. 14, Mar. 4	A875	10,200,000,000
2018 — Jun. 1	4.25	2007: Oct. 29; 2008: Feb. 11, Mar. 25, Apr. 21, Jun. 23, Jul. 14	YL25	10,622,764,000
2018 — Sep. 1	1.25	2013: May 13, Jul. 15, Sep. 3	B378	10,200,000,000
2019 — Jun. 1	3.75	2008: Oct. 6, Nov. 10; 2009: Feb. 9, Mar. 2, Mar. 10, Apr. 14, Jun. 15, Aug. 18	YR94	17,650,000,000
2020 — Jun. 1	3.50	2009: Sep. 8, Oct.14, Nov.10; 2010: Feb. 8, May 3	YZ11	13,100,000,000
2021 — Mar. 15	10.50	1990: Dec. 15; 1991: Jan. 9, Feb. 1	A39	567,361,000
2021 — Jun. 1	3.25	2010: Jul. 19, Oct. 12; 2011: Feb. 7, May 9	ZJ69	11,500,000,000
2021 — Jun. 1	9.75	1991: May 9, Jun. 1, Jul. 1, Aug. 1, Sep. 1, Oct. 17	A43	286,188,000
2021 — Dec. 1	4.25	1991: Dec. 10; 1992: Oct. 14; 1993: May 1, Dec. 1; 1994: Feb. 22, Jun. 21, Sep. 15, Dec. 15; 1995: Feb. 2, May 8, Aug. 4	L25	7,667,901,000	(2)
2022 — Jun. 1	2.75	2011: Aug. 2, Oct. 11; 2012: Feb. 6, May 7, Jun. 11	ZU15	12,700,000,000
2022 — Jun. 1	9.25	1991: Dec. 15; 1992: Jan. 3, May 15	A49	206,022,000
2023 — Jun. 1	1.50	2012: Jul. 30, Oct. 22; 2013: Feb. 4, Apr. 2, May 6	A610	14,200,000,000
2023 — Jun. 1	8.00	1992: Aug. 17; 1993: Feb. 1, Apr. 1, Jul. 26, Oct. 15; 1994: Feb. 1, May 2	A55	2,358,552,000

Unmatured Market Debt (Continued)

Maturity date	Coupon %	Issue date(s)	Series	Outstanding at September 30, 2013
2024 — Jun. 1	2.50	2013: Jul. 2, Aug. 19	B451	5,600,000,000
2025 — Jun. 1	9.00	1994: Aug. 2, Nov. 1; 1995: Feb. 1, May 1, Aug. 1, Nov. 1; 1996: Feb. 1	A76	2,303,156,000
2026 — Dec. 1	4.25	1995: Dec. 7; 1996: Mar. 6, Jun. 6, Sep. 6, Dec. 6; 1997: Mar. 12, Jun. 9, Sep. 8, Dec. 8; 1998: Mar. 9, Jun. 8, Sep. 8, Dec. 7	VS05	7,358,400,000	(2)
2027 — Jun. 1	8.00	1996: May 1, Aug. 1, Nov. 1; 1997: Feb. 3, May 1, Aug. 1, Nov. 3	VW17	4,430,175,000
2029 — Jun. 1	5.75	1998: Feb. 2, May 1, Nov. 2; 1999: May 3, Oct. 15; 2000: Apr. 24, Oct. 16; 2001: Apr. 23	WL43	11,451,658,000
2031 — Dec. 1	4.00	1999: Mar. 8, Jun. 8, Sep. 7, Dec. 6; 2000: Mar. 6, Jun. 5, Sep. 5, Dec. 11; 2001: Mar. 5, Jun. 11, Sep. 24, Dec. 10; 2002: Mar. 18, Jun. 10, Sep. 16, Dec. 9; 2003: Mar. 17	WV25	7,812,890,000	(2)
2033 — Jun. 1	5.75	2001: Oct. 15; 2002: Jan. 21, Mar. 4, May 6, Jul. 15, Nov. 25; 2003: Jan. 20, Mar. 3, Apr. 14, Jul. 14, Aug. 25, Nov. 10; 2004: Jan. 19, Mar. 1	XG49	13,002,905,000
2036 — Dec. 1	3.00	2003: Jun. 9, Sep. 15, Dec. 8; 2004: Mar. 8, Jun. 7, Sep. 7, Dec. 6; 2005: Mar. 7, Jun. 6, Sep. 6, Dec. 5; 2006: Mar. 06, Jun. 5, Oct. 2, Dec. 4; 2007: Mar. 5	XQ21	6,991,978,500	(2)
2037 — Jun. 1	5.00	2004: Jul. 19, Sep. 14, Nov. 8; 2005: Jan. 17, Apr. 11, Jul. 11, Oct. 18; 2006: Jan. 16, May 1, Jul. 24, Oct. 31; 2007: Jan. 15, Jun. 11, Jul. 23, Oct. 9; 2008: Jan. 21; 2009: Jan. 12	XW98	13,924,260,000
2041 — Jun. 1	4.00	2008: Jun. 9, Sep. 15, Dec. 15; 2009: Mar. 23, May 19, Jul. 14, Aug. 5, Oct. 20; 2010: Feb. 22, Mar. 22, May 25, Sep. 7, Nov. 22; 2011: Mar. 21	YQ12	15,800,000,000
2041 — Dec. 1	2.00	2007: Jun. 4, Sep. 4, Dec. 10; 2008: Mar. 3, Jun. 2, Sep. 2, Dec. 8; 2009: Mar. 9, Jun. 2, Aug. 31, Dec. 7; 2010: Mar. 1	YK42	7,249,540,000	(2)
2044 — Dec. 1	1.50	2010: May 31, Aug. 30, Dec. 6; 2011: Feb. 28, Jun. 6, Sep. 6, Dec. 5; 2012: Feb. 27, Jun. 4, Sep. 17, Dec. 10, 2013: Feb. 25, Jun. 10, Sep. 16	ZH04	8,199,345,000	(2)
2045 — Dec. 1	3.50	2011: Jun. 13, Aug. 29, Nov. 21; 2012: Mar. 26, May 28, Jul. 24, Sep. 24, Dec. 3; 2013: Feb. 5, Mar. 18, May 27, Aug. 6	ZS68	13,200,000,000

Total Unmatured Marketable Bonds Payable in Canadian Dollars				$474,880,716,500

Unmatured Market Debt (Continued)

TREASURY BILLS

Maturity date(s)	Yield %	Issue dates	Outstanding at September 30, 2013
Various maturity dates from Oct. 2, 2013 to Sept. 25, 2014	0.976 to 1.128	Various issue dates from Oct. 25, 2012 to Sept. 26, 2013	$195,900,000,000

CANADA SAVINGS BONDS(3)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2013
2013 — Nov. 1(4)	0.40 – 7.50	1991 — Nov. 1	S046	$107,601,410
2014 — Nov. 1(4)	0.40 – 7.50	1992 — Nov. 1	S047	172,046,557
2015 — Nov. 1(4)	0.40 – 7.50	1993 — Nov. 1	S048	136,164,654
2016 — Nov. 1(4)	0.40 – 7.50	1994 — Nov. 1	S049	199,228,468
2017 — Nov. 1(4)	0.40 – 6.75	1995 — Nov. 1	S050	157,722,596
2018 — Nov. 1(4)	0.40 – 8.75	1996 — Nov. 1	S051	250,286,036
2017 — Nov. 1(4)	0.40 – 6.50	1997 — Nov. 1	S052	277,538,648
2018 — Nov. 1(4)	0.40 – 4.85	1998 — Nov. 1	S054	127,180,770
2018 — Dec. 1(4)	0.40 – 4.85	1998 — Dec. 1	S055	9,551,689
2019 — Jan. 1(4)	0.40 – 4.85	1999 — Jan. 1	S056	1,882,304
2019 — Feb. 1(4)	0.40 – 4.60	1999 — Feb. 1	S057	1,168,072
2019 — Mar. 1(4)	0.40 – 4.75	1999 — Mar. 1	S058	2,665,737
2019 — Apr. 1(4)	0.40 – 4.75	1999 — Apr. 1	S059	1,530,834
2019 — Nov. 1(4)	0.40 – 4.85	1999 — Nov. 1	S060	67,334,689
2019 — Dec. 1(4)	0.40 – 4.85	1999 — Dec. 1	S061	6,763,920
2020 — Jan. 1(4)	0.40 – 4.85	2000 — Jan. 1	S062	2,453,041
2020 — Feb. 1(4)	0.40 – 4.60	2000 — Feb. 1	S063	1,485,598
2020 — Mar. 1(4)	0.40 – 4.75	2000 — Mar. 1	S064	2,669,934
2020 — Apr. 1(4)	0.40 – 4.75	2000 — Apr. 1	S065	2,706,309
2013 — Nov. 1	0.40 – 3.25	2003 — Nov. 1	S084	102,390,591
2013 — Dec. 1	0.40 – 3.25	2003 — Dec. 1	S085	6,325,200
2014 — Jan. 1	0.40 – 3.10	2004 — Jan. 1	S086	1,695,323
2014 — Feb. 1	0.40 – 2.85	2004 — Feb. 1	S087	1,138,100
2014 — Mar. 1	0.40 – 3.10	2004 — Mar. 1	S088	2,484,132
2014 — Apr. 1	0.40 – 3.10	2004 — Apr. 1	S089	1,448,089
2014 — Nov. 1	0.40 – 3.25	2004 — Nov. 1	S090	112,011,145
2014 — Dec. 1	0.40 – 3.25	2004 — Dec. 1	S091	7,137,956
2015 — Jan. 1	0.40 – 3.10	2005 — Jan. 1	S092	3,377,860
2015 — Feb. 1	0.40 – 2.85	2005 — Feb. 1	S093	1,407,901
2015 — Mar. 1	0.40 – 3.10	2005 — Mar. 1	S094	2,990,514
2015 — Apr. 1	0.40 – 3.10	2005 — Apr. 1	S095	2,135,700
2015 — Nov. 1	0.40 – 3.25	2005 — Nov. 1	S096	133,640,350
2015 — Dec. 1	0.40 – 3.25	2005 — Dec. 1	S097	8,246,052
2016 — Jan. 1	0.40 – 3.10	2006 — Jan. 1	S098	2,269,400
2016 — Feb. 1	0.40 – 2.85	2006 — Feb. 1	S099	1,513,412
2016 — Mar. 1	0.40 – 3.10	2006 — Mar. 1	S100	3,388,269
2016 — Apr. 1	0.40 – 3.10	2006 — Apr. 1	S101	2,271,266
2016 — Nov. 1	0.40 – 3.25	2006 — Nov. 1	S102	163,430,814
2016 — Dec. 1	0.40 – 3.25	2006 — Dec. 1	S103	9,426,980
2017 — Jan. 1	0.40 – 3.10	2007 — Jan. 1	S104	2,742,600
2017 — Feb. 1	0.40 – 2.85	2007 — Feb. 1	S105	1,948,194
2017 — Mar. 1	0.40 – 3.10	2007 — Mar. 1	S106	3,939,006
2017 — Apr. 1	0.40 – 3.10	2007 — Apr. 1	S107	3,170,637
2017 — Nov. 1	0.40 – 3.25	2007 — Nov. 1	S108	204,933,037
2017 — Dec. 1	0.40 – 3.25	2007 — Dec. 1	S109	14,409,899

Unmatured Market Debt (Continued)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2013
2018 — Jan. 1	0.40 – 3.10	2008 — Jan. 1	S110	4,410,926
2018 — Feb. 1	0.40 – 2.85	2008 — Feb. 1	S111	4,947,112
2018 — Mar. 1	0.40 – 2.50	2008 — Mar. 1	S112	5,321,744
2018 — Apr. 1	0.40 – 2.45	2008 — Apr. 1	S113	7,966,259
2018 — Nov. 1	0.40 – 2.00	2008 — Nov. 1	S114	278,142,514
2018 — Dec. 1	0.40 – 1.85	2008 — Dec. 1	S115	28,011,760
2019 — Jan. 1	0.40 – 1.65	2009 — Jan. 1	S116	12,427,023
2019 — Feb. 1	0.40 – 1.25	2009 — Feb. 1	S117	7,939,512
2019 — Mar. 1	0.40 – 1.00	2009 — Mar. 1	S118	8,549,857
2019 — Apr. 1	0.40 – 0.75	2009 — Apr. 1	S119	7,012,653
2019 — Nov. 1	0.40 – 0.65	2009 — Nov. 1	S120	245,557,096
2019 — Dec. 1	0.40 – 0.65	2009 — Dec. 1	S121	12,289,577
2020 — Jan. 1	0.40 – 0.65	2010 — Jan. 1	S122	4,447,956
2020 — Feb. 1	0.40 – 0.65	2010 — Feb. 1	S123	2,879,607
2020 — Mar. 1	0.40 – 0.65	2010 — Mar. 1	S124	3,316,085
2020 — Apr. 1	0.40 – 0.65	2010 — Apr. 1	S125	2,223,028
2020 — Nov. 1	0.50 – 0.65	2010 — Nov. 1	S126	366,265,218
2020 — Dec. 1	0.50 – 0.65	2010 — Dec. 1	S127	20,898,328
2021 — Nov. 1	0.50	2011 — Nov. 1	S128	516,480,499
2021 — Dec. 1	0.50	2011 — Dec. 1	S129	15,370,283
2015 — Nov. 1	0.50	2012 — Nov. 1	S130	865,184,384
2013 — Nov. 1	0.50	2013 — Jan. 1	S908	26,108
2013 — Nov. 1	0.50	2013 — Feb. 1	S909	115,767
2013 — Nov. 1	0.50	2013 — Mar. 1	S910	811,017
2013 — Nov. 1	0.50	2013 — Apr. 1	S911	121,315

Total				$4,748,569,321

CANADA PREMIUM BONDS(5)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2013
2018 — Nov. 1(4)	1.00 – 5.00	1998 — Nov. 1	P003	$223,091,109
2018 — Dec. 1(4)	1.00 – 4.50	1998 — Dec. 1	P004	24,625,269
2019 — Jan. 1(4)	1.00 – 4.50	1999 — Jan. 1	P005	5,722,843
2019 — Feb. 1(4)	1.00 – 4.75	1999 — Feb. 1	P006	3,960,083
2019 — Mar. 1(4)	1.00 – 6.00	1999 — Mar. 1	P007	19,610,282
2019 — Apr. 1(4)	1.00 – 6.00	1999 — Apr. 1	P008	12,937,867
2019 — Nov. 1(4)	1.00 – 6.00	1999 — Nov. 1	P009	80,769,328
2019 — Dec. 1(4)	1.00 – 6.00	1999 — Dec. 1	P010	24,438,563
2020 — Jan. 1(4)	1.00 – 6.00	2000 — Jan. 1	P011	8,899,592
2020 — Feb. 1(4)	1.00 – 6.00	2000 — Feb. 1	P012	6,461,338
2020 — Mar. 1(4)	1.00 – 6.25	2000 — Mar. 1	P013	16,101,125
2020 — Apr. 1(4)	1.00 – 6.25	2000 — Apr. 1	P014	18,776,259
2013 — Nov. 1	1.00 – 5.00	2003 — Nov. 1	P034	395,930,240
2013 — Dec. 1	1.00 – 5.50	2003 — Dec. 1	P035	88,717,363
2014 — Jan. 1	1.00 – 5.50	2004 — Jan. 1	P036	28,604,061
2014 — Feb. 1	1.00 – 5.00	2004 — Feb. 1	P037	20,226,742
2014 — Mar. 1	1.00 – 4.00	2004 — Mar. 1	P038	28,116,671
2014 — Apr. 1	1.00 – 4.00	2004 — Apr. 1	P039	15,139,208
2014 — Nov. 1	1.10 – 3.50	2004 — Nov. 1	P040	120,107,708
2014 — Dec. 1	1.10 – 3.50	2004 — Dec. 1	P041	28,421,006
2015 — Jan. 1	1.10 – 3.25	2005 — Jan. 1	P042	9,768,120
2015 — Feb. 1	1.10 – 3.05	2005 — Feb. 1	P043	4,793,634
2015 — Mar. 1	1.10 – 3.15	2005 — Mar. 1	P044	5,834,386
2015 — Apr. 1	1.10 – 3.05	2005 — Apr. 1	P045	5,204,629
2015 — Nov. 1	1.00 – 2.75	2005 — Nov. 1	P046	69,235,884
2015 — Dec. 1	1.00 – 3.55	2005 — Dec. 1	P047	27,943,722

Unmatured Market Debt (Continued)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2013
2016 — Jan. 1	1.00 – 4.00	2006 — Jan. 1	P048	8,664,522
2016 — Feb. 1	1.00 – 4.00	2006 — Feb. 1	P049	9,073,429
2016 — Mar. 1	1.00 – 4.00	2006 — Mar. 1	P050	8,542,561
2016 — Apr. 1	1.00 – 4.00	2006 — Apr. 1	P051	9,757,352
2016 — Nov. 1	1.00 – 3.35	2006 — Nov. 1	P052	65,220,550
2016 — Dec. 1	1.00 – 3.35	2006 — Dec. 1	P053	17,245,811
2017 — Jan. 1	1.00 – 3.25	2007 — Jan. 1	P054	4,951,647
2017 — Feb. 1	1.00 – 3.05	2007 — Feb. 1	P055	3,875,736
2017 — Mar. 1	1.00 – 3.35	2007 — Mar. 1	P056	24,030,154
2017 — Apr. 1	1.00 – 3.35	2007 — Apr. 1	P057	16,221,794
2017 — Nov. 1	1.10 – 3.50	2007 — Nov. 1	P058	63,177,372
2017 — Dec. 1	1.10 – 3.50	2007 — Dec. 1	P059	15,116,150
2018 — Jan. 1	1.10 – 3.25	2008 — Jan. 1	P060	4,107,357
2018 — Feb. 1	1.10 – 3.05	2008 — Feb. 1	P061	3,879,164
2018 — Mar. 1	1.10 – 3.15	2008 — Mar. 1	P062	9,181,145
2018 — Apr. 1	1.10 – 3.05	2008 — Apr. 1	P063	10,878,460
2018 — Nov. 1	1.00 – 2.65	2008 — Nov. 1	P064	119,787,260
2018 — Dec. 1	1.00 – 2.65	2008 — Dec. 1	P065	68,451,549
2019 — Jan. 1	1.00 – 2.65	2009 — Jan. 1	P066	30,229,038
2019 — Feb. 1	1.00 – 2.05	2009 — Feb. 1	P067	14,819,080
2019 — Mar. 1	1.00 – 2.05	2009 — Mar. 1	P068	16,747,698
2019 — Apr. 1	1.00 – 1.70	2009 — Apr. 1	P069	14,632,506
2019 — Nov. 1	1.00 – 1.80	2009 — Nov. 1	P070	65,365,065
2019 — Dec. 1	1.00 – 1.80	2009 — Dec. 1	P071	37,811,872
2020 — Jan. 1	1.00 – 1.80	2010 — Jan. 1	P072	14,000,051
2020 — Feb. 1	1.00 – 1.80	2010 — Feb. 1	P073	12,053,606
2020 — Mar. 1	1.00 – 1.80	2010 — Mar. 1	P074	9,888,939
2020 — Apr. 1	1.00 – 1.80	2010 — Apr. 1	P075	7,840,166
2020 — Nov. 1	1.10 – 1.70	2010 — Nov. 1	P076	90,922,669
2020 — Dec. 1	1.10 – 1.70	2010 — Dec. 1	P077	63,027,434
2021 — Nov. 1	1.00 – 1.20	2011 — Nov. 1	P078	111,711,555
2021 — Dec. 1	1.00 – 1.20	2011 — Dec. 1	P079	52,038,803
2015 — Nov. 1	1.00	2012 — Nov. 1	P080	150,094,958
2015 — Dec. 1	1.00	2012 — Dec. 1	P081	70,026,974
2013 — Nov. 1	1.00	2013 — Jan. 1	P958	1,783,844
2013 — Nov. 1	1.00	2013 — Feb. 1	P959	2,046,790
2013 — Nov. 1	1.00	2013 — Mar. 1	P960	9,391,194
2013 — Nov. 1	1.00	2013 — Apr. 1	P961	1,047,488

Total				$2,531,078,775

Total Unmatured Market Debt Payable in Canadian Dollars	$678,060,364,596

Unmatured Market Debt (Continued)

(B) PAYABLE IN FOREIGN CURRENCY (1) (6)

CANADA BILLS

Maturity date(s)	Yield(s) %	Original issue amount	Issue date(s)	Outstanding at September 30, 2013
Various maturity dates from Oct. 1, 2013 to May 12, 2014	0.01 to 0.18	U.S.$2,140,305,000	Various issue dates from Jan. 8, 2013 to Sep. 27, 2013	$2,205,156,242

OTHER MARKETABLE BONDS PAYABLE IN FOREIGN CURRENCIES

Maturity date	Coupon %	Original amount at issue or assumption	Issue or assumption date	Outstanding at September 30, 2013
2014 — Sep. 10	2.38	USD 3,000,000,000	2009 — Sep. 10	$3,090,900,000
2016 — Dec. 15	8.25	USD 38,244,000(7)(8)	2001 — Feb. 5	34,251,293
2017 — Feb. 14	0.875	USD 3,000,000,000	2012 — Feb. 14	3,090,900,000
2018 — Jun. 30	9.70	USD 16,080,000(7)	2001 — Feb. 5	16,567,224
2019 — Jun. 1	8.80	USD 3,500,000(7)	2001 — Feb. 5	3,606,050
2020 — Jan. 13	3.50	EUR 2,000,000,000	2010 — Jan. 13	2,787,400,000

Total(9)				$9,023,624,567

Total Unmatured Market Debt Payable in Foreign Currency				$11,228,780,809

Total Unmatured Market Debt				$689,289,145,405

Unmatured Market Debt (Continued)

(C) CROSS CURRENCY SWAPS

For the cross currency swaps listed below (outstanding as of September 30, 2013), the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability.

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2014 — Mar. 15	4.1145	$ 62,750,000	Fixed	USD 50,000,000
Mar. 15	4.11452	92,625,000	Fixed	75,000,000
Mar. 15	4.1870	91,950,000	Fixed	75,000,000
Mar. 15	4.1969	123,750,000	Fixed	100,000,000
Mar. 15	4.2973	59,850,000	Fixed	50,000,000
Mar. 15	4.3137	91,117,500	Fixed	75,000,000
Mar. 15	4.3400	91,762,500	Fixed	75,000,000
Mar. 15	4.6365	103,170,000	Fixed	75,000,000
Mar. 15	4.6615	100,650,000	Fixed	75,000,000
Mar. 15	4.7329	101,962,500	Fixed	75,000,000
Mar. 15	4.8547	69,425,000	3 month LIBOR	50,000,000
Mar. 15	4.8973	69,925,000	3 month LIBOR	50,000,000
Jun. 1	3.7516	119,120,000	3 month LIBOR	100,000,000
Jun. 1	3.7662	118,950,000	3 month LIBOR	100,000,000
Jun. 1	3.7964	119,500,000	3 month LIBOR	100,000,000
Jun. 1	3.8246	119,850,000	3 month LIBOR	100,000,000
Jun. 1	4.0288	117,750,000	3 month LIBOR	100,000,000
Jun. 1	4.1189	85,350,000	3 month LIBOR	75,000,000
Jun. 1	4.1435	86,437,500	3 month LIBOR	75,000,000
Jun. 1	4.2989	92,250,000	3 month LIBOR	75,000,000
Jun. 1	4.55863	65,200,000	Fixed	50,000,000
Jun. 1	4.5768	65,725,000	Fixed	50,000,000
Jun. 1	4.6020	96,862,500	Fixed	75,000,000
Jun. 1	4.6262	97,500,000	Fixed	75,000,000
Jun. 1	4.6421	94,410,000	3 month LIBOR	75,000,000
Jun. 1	4.6437	97,627,500	Fixed	75,000,000
Jun. 1	4.6591	94,725,000	3 month LIBOR	75,000,000
Jun. 1	4.70554	98,730,000	Fixed	75,000,000
Jun. 1	4.7375	99,300,000	Fixed	75,000,000
Jun. 1	4.7540	65,200,000	3 month LIBOR	50,000,000
Jun. 1	4.7943	99,150,000	3 month LIBOR	75,000,000
Jun. 1	4.9805	136,240,000	Fixed	100,000,000
2015 — Jun. 1	3.7511	92,325,000	3 month LIBOR	75,000,000
Jun. 1	3.8187	123,250,000	3 month LIBOR	100,000,000
Jun. 1	3.8207	92,737,500	3 month LIBOR	75,000,000
Jun. 1	3.8960	124,310,000	3 month LIBOR	100,000,000
Jun. 1	3.9048	121,850,000	3 month LIBOR	100,000,000
Jun. 1	3.9082	121,940,000	3 month LIBOR	100,000,000
Jun. 1	3.9301	121,720,000	3 month LIBOR	100,000,000
Jun. 1	3.9585	122,150,000	3 month LIBOR	100,000,000
Jun. 1	3.9598	121,200,000	3 month LIBOR	100,000,000
Jun. 1	4.0205	117,870,000	3 month LIBOR	100,000,000
Jun. 1	4.0487	95,175,000	3 month LIBOR	75,000,000
Jun. 1	4.0525	126,950,000	3 month LIBOR	100,000,000
Jun. 1	4.1225	93,525,000	3 month LIBOR	75,000,000
Jun. 1	4.1273	85,950,000	3 month LIBOR	75,000,000
Jun. 1	4.1384	85,650,000	3 month LIBOR	75,000,000
Jun. 1	4.1598	93,225,000	3 month LIBOR	75,000,000
Jun. 1	4.17423	62,050,000	3 month LIBOR	50,000,000
Jun. 1	4.1810	92,625,000	Fixed	75,000,000
Jun. 1	4.1850	92,775,000	3 month LIBOR	75,000,000
Jun. 1	4.2002	62,050,000	3 month LIBOR	50,000,000
Jun. 1	4.2103	57,875,000	3 month LIBOR	50,000,000
Jun. 1	4.3380	62,100,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Jun. 1	4.3438	$ 91,875,000	3 month LIBOR	USD 75,000,000
Jun. 1	4.37127	90,150,000	Fixed	75,000,000
Jun. 1	4.3860	90,300,000	Fixed	75,000,000
Jun. 1	4.3960	120,550,000	Fixed	100,000,000
Jun. 1	4.4310	90,487,500	Fixed	75,000,000
Jul. 20	3.5542	76,987,500	3 month LIBOR	75,000,000
Oct. 20	3.3805	104,900,000	3 month LIBOR	100,000,000
2016 – Feb. 20	3.2529	80,175,000	Fixed	75,000,000
Apr. 20	3.4474	49,825,000	Fixed	50,000,000
Apr. 20	3.4533	75,150,000	Fixed	75,000,000
May 20	3.4307	74,512,500	Fixed	75,000,000
Jun. 1	4.0098	117,000,000	Fixed	100,000,000
Jun. 1	4.0450	169,050,000	3 month LIBOR	150,000,000
Jun. 1	4.0545	113,150,000	3 month LIBOR	100,000,000
Jun. 1	4.1248	113,250,000	3 month LIBOR	100,000,000
Sep. 20	3.5990	100,080,000	Fixed	100,000,000
Sep. 20	3.6960	101,000,000	Fixed	100,000,000
Oct. 20	3.5212	78,108,750	Fixed	75,000,000
Nov. 20	3.2886	53,260,000	Fixed	50,000,000
Nov. 20	4.1631	56,380,000	Fixed	50,000,000
Nov. 20	4.18581	113,000,000	Fixed	100,000,000
Nov. 20	4.2380	52,750,000	Fixed	50,000,000
Nov. 20	4.2877	52,200,000	Fixed	50,000,000
Nov. 20	4.3188	103,690,000	Fixed	100,000,000
Dec. 20	1.42670	102,600,000	Fixed	100,000,000
Dec. 20	1.43680	102,500,000	Fixed	100,000,000
2017 – Jan. 20	3.6938	76,237,500	Fixed	75,000,000
Feb. 20	4.4067	80,925,000	Fixed	75,000,000
Feb. 20	4.6263	52,150,000	Fixed	50,000,000
Feb. 20	4.6564	104,860,000	Fixed	100,000,000
Mar. 20	4.4898	79,350,000	Fixed	75,000,000
Mar. 20	4.6458	53,675,000	Fixed	50,000,000
Apr. 20	4.2287	55,150,000	Fixed	50,000,000
Apr. 20	4.2892	54,900,000	Fixed	50,000,000
May 20	4.1826	55,400,000	Fixed	50,000,000
May 20	4.21876	110,800,000	Fixed	100,000,000
May 20	4.5388	104,630,000	Fixed	100,000,000
May 20	4.5433	104,300,000	Fixed	100,000,000
May 20	4.5773	104,200,000	3 month LIBOR	100,000,000
May 20	4.5823	103,700,000	Fixed	100,000,000
May 20	4.5926	104,300,000	Fixed	100,000,000
May 20	4.6273	52,195,000	Fixed	50,000,000
May 20	4.6325	53,350,000	Fixed	50,000,000
Jun. 1	3.9835	117,800,000	Fixed	100,000,000
Jun. 1	4.0122	116,890,000	Fixed	100,000,000
Jun. 1	4.0207	117,530,000	Fixed	100,000,000
Jun. 1	4.0262	117,600,000	Fixed	100,000,000
Jun. 1	4.0313	117,170,000	Fixed	100,000,000
Jun. 1	4.1118	116,140,000	Fixed	100,000,000
Jun. 1	4.1274	115,650,000	Fixed	100,000,000
Jun. 1	4.1763	114,750,000	Fixed	100,000,000
Jun. 1	4.2051	115,190,000	Fixed	100,000,000
Jun. 1	4.21744	113,250,000	Fixed	100,000,000
Jul. 20	4.6740	53,375,000	3 month LIBOR	50,000,000
Aug. 20	4.5517	53,250,000	3 month LIBOR	50,000,000
Aug. 20	4.6200	80,212,500	Fixed	75,000,000
Sep. 20	4.3226	99,920,000	3 month LIBOR	100,000,000
Sep. 20	4.4428	49,330,000	3 month LIBOR	50,000,000
Oct. 3	4.4070	75,000,000	3 month LIBOR	76,336,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Oct. 20	4.2830	$ 49,000,000	Fixed	USD 50,000,000
Dec. 20	1.53620	52,450,000	Fixed	50,000,000
2018 – Jan. 20	3.5834	75,517,500	Fixed	75,000,000
Jan. 20	3.8380	50,225,000	Fixed	50,000,000
Jan. 20	3.8670	49,875,000	Fixed	50,000,000
Mar. 20	3.5553	51,100,000	Fixed	50,000,000
Mar. 20	3.5679	76,612,500	Fixed	75,000,000
Mar. 20	3.6000	76,350,000	Fixed	75,000,000
Mar. 20	3.6027	76,500,000	Fixed	75,000,000
Mar. 20	3.6046	50,735,000	Fixed	50,000,000
Mar. 20	3.6064	76,650,000	Fixed	75,000,000
Mar. 20	3.6216	50,325,000	Fixed	50,000,000
Mar. 20	3.7441	50,685,000	Fixed	50,000,000
Apr. 20	3.5660	52,600,000	Fixed	50,000,000
Apr. 20	3.5748	75,450,000	Fixed	75,000,000
Apr. 20	3.5912	50,250,000	Fixed	50,000,000
Apr. 20	3.6115	100,000,000	Fixed	100,000,000
Apr. 20	3.6233	99,250,000	Fixed	100,000,000
Apr. 20	3.6371	76,350,000	Fixed	75,000,000
Apr. 20	3.6992	102,475,000	Fixed	100,000,000
Apr. 20	3.7029	99,400,000	Fixed	100,000,000
May 20	3.5552	79,725,000	Fixed	75,000,000
May 20	3.5874	106,300,000	Fixed	100,000,000
May 20	3.6656	100,400,000	Fixed	100,000,000
May 20	3.6742	75,465,000	Fixed	75,000,000
May 20	3.8752	101,000,000	Fixed	100,000,000
Jun. 20	3.4819	106,100,000	Fixed	100,000,000
Jun. 20	3.6492	75,450,000	Fixed	75,000,000
Jun. 20	3.6669	50,600,000	Fixed	50,000,000
Jun. 20	3.6706	75,975,000	Fixed	75,000,000
Jun. 20	3.6743	51,000,000	Fixed	50,000,000
Jun. 20	3.6870	50,650,000	Fixed	50,000,000
Jun. 20	3.7363	50,085,000	Fixed	50,000,000
Jul. 20	3.4673	53,500,000	Fixed	50,000,000
Jul. 20	3.6476	104,850,000	Fixed	100,000,000
Aug. 20	3.6614	103,500,000	Fixed	100,000,000
Aug. 20	3.4930	106,900,000	Fixed	100,000,000
Oct. 20	3.6682	125,000,000	Fixed	100,000,000
Nov. 20	3.1375	85,950,000	Fixed	75,000,000
Nov. 20	3.2852	110,000,000	Fixed	100,000,000
Nov. 20	3.3194	109,850,000	Fixed	100,000,000
Nov. 20	3.3783	55,500,000	Fixed	50,000,000
Nov. 20	3.3920	55,500,000	Fixed	50,000,000
Nov. 20	3.4346	136,275,000	Fixed	125,000,000
Nov. 20	3.3360	55,975,000	Fixed	50,000,000
Nov. 20	3.3456	84,037,500	Fixed	75,000,000
Nov. 20	1.91020	101,200,000	Fixed	100,000,000
Nov. 20	1.97300	50,135,000	Fixed	50,000,000
Dec. 20	1.73840	101,790,000	Fixed	100,000,000
Dec. 20	1.73890	101,800,000	Fixed	100,000,000
Dec. 20	1.75720	102,000,000	Fixed	100,000,000
Dec. 20	1.76650	101,400,000	Fixed	100,000,000
Dec. 20	1.79890	101,800,000	Fixed	100,000,000
2019 – Jan. 20	1.71680	50,550,000	Fixed	50,000,000
Jan. 20	1.71780	50,650,000	Fixed	50,000,000
Feb. 20	3.3200	106,850,000	Fixed	100,000,000
Feb. 20	3.3201	106,780,000	Fixed	100,000,000
Apr. 20	3.4600	175,500,000	Fixed	150,000,000
May 20	3.3076	116,560,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
May 20	3.3258	$ 58,000,000	Fixed	USD 50,000,000
May 20	3.3313	116,000,000	Fixed	100,000,000
May 20	3.3435	116,400,000	Fixed	100,000,000
May 20	3.3600	57,000,000	Fixed	50,000,000
Aug. 20	3.3510	108,650,000	Fixed	100,000,000
Aug. 20	3.3547	54,400,000	Fixed	50,000,000
Aug. 20	3.3835	163,875,000	Fixed	150,000,000
Aug. 20	3.4300	104,700,000	Fixed	100,000,000
Aug. 20	3.4388	107,900,000	Fixed	100,000,000
Aug. 20	3.4476	52,550,000	Fixed	50,000,000
Oct. 20	3.5067	54,964,000	3 month LIBOR	52,000,000
Nov. 20	3.3985	52,415,000	3 month LIBOR	50,000,000
Nov. 20	3.4095	110,400,000	Fixed	100,000,000
Nov. 20	3.4625	110,000,000	Fixed	100,000,000
Nov. 23	3.4101	53,445,000	3 month LIBOR	50,000,000
Nov. 25	3.4055	66,316,800	3 month LIBOR	62,800,000
Nov. 27	3.2949	52,750,000	3 month LIBOR	50,000,000
2020 — Jan. 20	3.2663	106,000,000	3 month LIBOR	100,000,000
Jan. 20	3.3197	52,750,000	3 month LIBOR	50,000,000
Jan. 20	3.3747	52,600,000	3 month LIBOR	50,000,000
Jan. 20	3.4990	15,427,500	3 month LIBOR	15,000,000
Jan. 20	3.5145	18,562,536	3 month LIBOR	17,995,672
Feb. 20	3.3900	53,130,000	3 month LIBOR	50,000,000
Feb. 20	3.4030	53,500,000	Fixed	50,000,000
Feb. 20	3.4258	86,395,588	3 month LIBOR	81,528,346
Mar. 20	3.3910	53,500,000	Fixed	50,000,000
Mar. 20	3.4221	106,570,000	Fixed	100,000,000
Mar. 20	3.4370	157,050,000	Fixed	150,000,000
Mar. 20	3.4761	103,300,000	Fixed	100,000,000
Mar. 20	3.4944	105,750,000	Fixed	100,000,000
Mar. 20	3.5531	205,600,000	Fixed	200,000,000
Mar. 20	3.5577	103,050,000	Fixed	100,000,000
Apr. 20	3.3537	96,450,000	3 month LIBOR	100,000,000
Apr. 20	3.3554	95,800,000	3 month LIBOR	100,000,000
Apr. 20	3.4263	95,750,000	3 month LIBOR	100,000,000
Apr. 20	3.4551	105,450,000	Fixed	100,000,000
Apr. 20	3.4810	157,350,000	Fixed	150,000,000
Apr. 20	3.4945	104,580,000	Fixed	100,000,000
Apr. 20	3.5241	104,250,000	Fixed	100,000,000
Apr. 20	3.5363	157,305,000	Fixed	150,000,000
May 20	3.1879	95,000,000	3 month LIBOR	100,000,000
May 20	3.21258	95,200,000	3 month LIBOR	100,000,000
May 20	3.2304	96,700,000	3 month LIBOR	100,000,000
May 20	3.2708	95,600,000	3 month LIBOR	100,000,000
May 20	3.2899	95,500,000	3 month LIBOR	100,000,000
May 20	3.2931	96,350,000	3 month LIBOR	100,000,000
May 20	3.4123	96,350,000	3 month LIBOR	100,000,000
May 20	3.6560	50,895,000	Fixed	50,000,000
May 20	3.7121	100,500,000	Fixed	100,000,000
Jun. 20	2.9176	49,040,000	3 month LIBOR	50,000,000
Jun. 20	2.9730	98,000,000	3 month LIBOR	100,000,000
Jun. 20	3.0377	96,770,000	3 month LIBOR	100,000,000
Jun. 20	3.0730	96,070,000	3 month LIBOR	100,000,000
Jun. 20	3.2828	79,792,500	Fixed	75,000,000
Jun. 20	3.2970	53,090,000	Fixed	50,000,000
Jun. 20	3.3006	53,425,000	Fixed	50,000,000
Jun. 20	3.4058	51,700,000	Fixed	50,000,000
Jun. 20	3.4655	51,825,000	Fixed	50,000,000
Jun. 20	3.5847	51,000,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Jun. 22	3.2882	$ 52,550,000	Fixed	USD 50,000,000
Jun. 22	3.3000	105,600,000	Fixed	100,000,000
Jun. 22	3.3118	52,525,000	Fixed	50,000,000
Jun. 22	3.3315	104,000,000	Fixed	100,000,000
Jun. 22	3.3647	104,150,000	Fixed	100,000,000
Jun. 22	3.3800	51,900,000	Fixed	50,000,000
Jul. 20	2.7559	49,050,000	3 month LIBOR	50,000,000
Jul. 20	2.8281	48,635,000	3 month LIBOR	50,000,000
Jul. 20	2.8550	48,800,000	3 month LIBOR	50,000,000
Jul. 20	3.2942	51,060,000	Fixed	50,000,000
Jul. 20	3.3248	51,250,000	Fixed	50,000,000
Jul. 20	3.3700	76,252,500	3 month LIBOR	75,000,000
Aug. 20	2.7655	47,280,000	3 month LIBOR	50,000,000
Aug. 20	2.7806	47,250,000	3 month LIBOR	50,000,000
Aug. 20	2.7943	47,265,000	3 month LIBOR	50,000,000
Aug. 20	2.8200	48,000,000	3 month LIBOR	50,000,000
Aug. 20	2.8275	47,525,000	3 month LIBOR	50,000,000
Aug. 20	2.8339	47,400,000	3 month LIBOR	50,000,000
Aug. 20	2.9470	47,925,000	3 month LIBOR	50,000,000
Aug. 20	3.0731	103,950,000	3 month LIBOR	100,000,000
Aug. 20	3.0789	98,393,300	3 month LIBOR	94,700,000
Aug. 20	3.0890	51,200,000	Fixed	50,000,000
Aug. 20	3.1462	52,740,000	Fixed	50,000,000
Aug. 20	3.1601	52,750,000	Fixed	50,000,000
Aug. 20	3.1857	52,000,000	Fixed	50,000,000
Aug. 20	3.2031	104,000,000	Fixed	100,000,000
Aug. 20	3.2298	51,600,000	Fixed	50,000,000
Aug. 20	3.2321	103,100,000	Fixed	100,000,000
Aug. 20	3.2555	103,620,000	Fixed	100,000,000
Sep. 20	2.3180	49,200,000	3 month LIBOR	50,000,000
Sep. 20	2.3302	49,450,000	3 month LIBOR	50,000,000
Sep. 20	2.7500	47,445,000	3 month LIBOR	50,000,000
Sep. 20	2.8800	18,358,980	3 month LIBOR	17,560,000
Oct. 20	3.0142	51,425,000	Fixed	50,000,000
Oct. 20	2.9630	62,502,178	3 month LIBOR	60,593,483
Oct. 20	2.9735	51,180,000	Fixed	50,000,000
Dec. 20	3.3038	50,550,000	Fixed	50,000,000
Dec. 20	3.3429	50,375,000	Fixed	50,000,000
2021 — Jan. 20	3.1781	74,625,000	Fixed	75,000,000
Jan. 20	3.2328	74,265,000	Fixed	75,000,000
Jan. 20	3.2631	74,077,500	Fixed	75,000,000
Jan. 20	3.3126	76,256,630	Fixed	76,371,187
Feb. 20	3.2877	99,500,000	Fixed	100,000,000
Feb. 20	3.2954	100,170,000	Fixed	100,000,000
Feb. 20	3.3000	100,000,000	Fixed	100,000,000
Feb. 20	3.3143	49,900,000	Fixed	50,000,000
Feb. 20	3.3231	99,420,000	Fixed	100,000,000
Feb. 20	3.3345	99,500,000	Fixed	100,000,000
Feb. 20	3.3442	99,500,000	Fixed	100,000,000
Feb. 20	3.3500	99,300,000	Fixed	100,000,000
Feb. 20	3.3500	99,410,000	Fixed	100,000,000
Feb. 20	3.3511	49,715,000	Fixed	50,000,000
Feb. 20	3.3627	99,000,000	Fixed	100,000,000
Feb. 20	3.4051	107,334,370	3 month LIBOR	108,309,152
Feb. 20	3.4160	49,495,000	Fixed	50,000,000
Feb. 20	3.4208	99,120,000	Fixed	100,000,000
Feb. 20	3.4616	98,750,000	Fixed	100,000,000
Mar. 20	3.3035	98,150,000	Fixed	100,000,000
Mar. 20	3.3072	97,200,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Mar. 20	3.3100	$ 97,600,000	Fixed	USD 100,000,000
Mar. 20	3.3131	49,160,000	Fixed	50,000,000
Mar. 20	3.3300	49,100,000	Fixed	50,000,000
Mar. 20	3.3331	49,620,000	Fixed	50,000,000
Mar. 20	3.3832	98,600,000	Fixed	100,000,000
Mar. 20	3.4756	98,500,000	Fixed	100,000,000
Mar. 20	3.4874	197,200,000	Fixed	200,000,000
Mar. 20	3.5177	98,600,000	Fixed	100,000,000
Apr. 20	3.1875	141,932,739	3 month LIBOR	144,167,333
Apr. 20	3.1939	147,750,000	3 month LIBOR	150,000,000
Apr. 20	3.4312	96,050,000	3 month LIBOR	100,000,000
Apr. 20	3.4540	105,782,464	3 month LIBOR	110,443,166
May 20	3.3030	4,889,148	3 month LIBOR	5,135,660
May 20	3.3703	133,206,690	3 month LIBOR	138,324,704
Jul. 20	3.0571	135,617,347	3 month LIBOR	140,028,236
2022 — Feb. 20	1.98960	48,066,474	3 month LIBOR	47,216,576
Mar. 20	2.06980	67,549,554	3 month LIBOR	67,414,725
Apr. 20	2.16100	118,258,207	3 month LIBOR	119,392,436
Apr. 20	2.22240	13,045,854	3 month LIBOR	13,144,437
May 20	2.01810	150,480,000	3 month LIBOR	150,000,000
May 20	2.04090	49,715,000	3 month LIBOR	50,000,000
May 20	2.04640	100,140,000	3 month LIBOR	100,000,000
May 20	2.04640	100,200,000	3 month LIBOR	100,000,000
May 20	2.07870	24,737,500	3 month LIBOR	25,000,000
May 20	2.09420	24,762,500	3 month LIBOR	25,000,000
May 20	2.12000	49,265,000	3 month LIBOR	50,000,000
May 20	2.12200	24,837,500	3 month LIBOR	25,000,000
May 20	2.16300	24,905,000	3 month LIBOR	25,000,000
Jun. 20	1.85000	86,606,176	3 month LIBOR	84,551,573
Jun. 20	1.85060	102,290,000	3 month LIBOR	100,000,000
Jun. 20	1.91050	50,150,000	3 month LIBOR	50,000,000
Jun. 20	1.97740	24,890,000	3 month LIBOR	25,000,000
Jun. 20	2.08300	24,622,500	3 month LIBOR	25,000,000
Jun. 20	2.08520	150,084,800	3 month LIBOR	152,000,000
Jun. 20	2.08950	98,720,000	3 month LIBOR	100,000,000
Jul. 20	1.72730	51,300,000	3 month LIBOR	50,000,000
Jul. 20	1.73460	51,325,000	3 month LIBOR	50,000,000
Jul. 20	1.74000	51,425,000	3 month LIBOR	50,000,000
Jul. 20	1.77550	77,325,000	3 month LIBOR	75,000,000
Jul. 20	1.78200	51,325,000	3 month LIBOR	50,000,000
Jul. 20	1.79420	51,000,000	3 month LIBOR	50,000,000
Jul. 20	1.80000	102,550,000	3 month LIBOR	100,000,000
Jul. 20	1.80300	102,600,000	3 month LIBOR	100,000,000
Aug. 20	1.58000	101,805,000	3 month LIBOR	100,000,000
Aug. 20	1.58950	50,915,000	3 month LIBOR	50,000,000
Aug. 20	1.59990	50,800,000	3 month LIBOR	50,000,000
Aug. 20	1.64840	50,400,000	3 month LIBOR	50,000,000
Aug. 20	1.66000	51,025,000	3 month LIBOR	50,000,000
Aug. 20	1.66700	69,052,452	3 month LIBOR	67,566,000
Aug. 20	1.66700	71,470,000	3 month LIBOR	70,000,000
Sep. 20	1.71520	100,200,000	3 month LIBOR	100,000,000
Sep. 20	1.71640	100,400,000	3 month LIBOR	100,000,000
Sep. 20	1.80800	98,940,000	3 month LIBOR	100,000,000
Sep. 20	1.83510	49,750,000	3 month LIBOR	50,000,000
Sep. 20	1.92480	49,475,000	3 month LIBOR	50,000,000
Oct. 20	1.85500	97,620,000	3 month LIBOR	100,000,000
Oct. 20	1.90450	97,600,000	3 month LIBOR	100,000,000
Oct. 20	1.92060	97,500,000	3 month LIBOR	100,000,000
2023 — Feb. 20	1.93800	19,832,670	3 month LIBOR	20,100,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Feb. 20	1.94000	$51,027,900	3 month LIBOR	USD 51,700,000
Feb. 20	1.93900	49,400,000	3 month LIBOR	50,000,000
Feb. 20	1.92890	49,680,000	Fixed	50,000,000
Feb. 20	1.93350	99,420,000	Fixed	100,000,000
Feb. 20	1.91400	50,135,000	Fixed	50,000,000
Feb. 20	1.99700	100,900,000	Fixed	100,000,000
Mar. 20	2.03160	50,150,000	Fixed	50,000,000
Mar. 20	2.02700	99,900,000	Fixed	100,000,000
Mar. 20	1.98480	50,150,000	Fixed	50,000,000
Mar. 20	1.98480	100,700,000	Fixed	100,000,000
Mar. 20	1.97830	50,325,000	Fixed	50,000,000
Mar. 20	2.04710	100,420,000	Fixed	100,000,000
Mar. 20	2.04400	150,465,000	Fixed	150,000,000
Mar. 20	2.02500	100,100,000	Fixed	100,000,000
Mar. 20	2.02830	100,100,000	Fixed	100,000,000
Mar. 20	2.03100	100,120,000	Fixed	100,000,000
Mar. 20	2.02000	101,250,000	Fixed	100,000,000
Mar. 20	2.01680	101,200,000	Fixed	100,000,000
Mar. 20	2.04500	101,680,000	Fixed	100,000,000
Apr. 20	1.89700	102,970,000	Fixed	100,000,000
Apr. 20	1.90510	103,030,000	Fixed	100,000,000
Apr. 20	1.95880	102,800,000	Fixed	100,000,000
Apr. 20	1.95380	102,760,000	Fixed	100,000,000
Apr. 20	1.94200	102,600,000	Fixed	100,000,000
Apr. 20	1.94100	102,650,000	Fixed	100,000,000
Apr. 20	1.95070	205,700,000	Fixed	200,000,000
Apr. 20	1.97460	102,650,000	Fixed	100,000,000
Apr. 20	1.97110	205,420,000	Fixed	200,000,000
Apr. 20	1.88460	78,771,000	3 month LIBOR	77,000,000
Apr. 20	1.83980	204,900,000	Fixed	200,000,000
May 20	1.71930	114,307,200	3 month LIBOR	112,000,000
May 20	1.71930	89,812,800	3 month LIBOR	88,000,000
May 20	1.69580	101,720,000	3 month LIBOR	100,000,000
May 20	1.68720	100,780,000	3 month LIBOR	100,000,000
Jun. 20	1.93050	103,100,000	3 month LIBOR	100,000,000
Jun. 20	1.87800	102,950,000	3 month LIBOR	100,000,000
Jun. 20	1.95570	103,470,000	3 month LIBOR	100,000,000
Jul. 20	2.04190	103,200,000	3 month LIBOR	100,000,000
Jul. 20	2.17690	102,000,000	3 month LIBOR	100,000,000
Jul. 20	2.19500	101,900,000	3 month LIBOR	100,000,000
Jul. 20	2.16600	101,700,000	3 month LIBOR	100,000,000
Jul. 20	2.15000	102,070,000	3 month LIBOR	100,000,000
Jul. 20	2.30360	103,500,000	3 month LIBOR	100,000,000
Jul. 20	2.28700	207,000,000	3 month LIBOR	200,000,000
Jul. 20	2.28950	103,690,000	3 month LIBOR	100,000,000
Jul. 20	2.49090	48,650,400	3 month LIBOR	46,400,000
Aug. 20	2.49150	105,850,000	3 month LIBOR	100,000,000
Aug. 20	2.47400	130,055,150	3 month LIBOR	123,100,000
Aug. 20	2.42970	104,000,000	3 month LIBOR	100,000,000
Aug. 20	2.40430	104,400,000	3 month LIBOR	100,000,000
Sep. 20	2.48210	154,470,000	3 month LIBOR	150,000,000
Sep. 20	2.55970	205,800,000	3 month LIBOR	200,000,000
Sep. 20	2.51030	104,300,000	3 month LIBOR	100,000,000
Oct. 20	2.79070	105,200,000	3 month LIBOR	100,000,000
Oct. 20	2.74130	207,880,000	3 month LIBOR	200,000,000
Oct. 20	2.61040	103,000,000	3 month LIBOR	100,000,000
Oct. 20	2.61040	51,500,000	3 month LIBOR	50,000,000
Oct. 20	2.61040	25,750,000	3 month LIBOR	25,000,000
Oct. 20	2.61040	25,750,000	3 month LIBOR	25,000,000

		$35,294,019,657		USD 33,290,878,686

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2013), the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2014 — Jun. 1	3.72300	$124,025,500	Fixed	EUR 85,000,000
Jun. 1	3.85090	121,953,104	Fixed	85,000,000
Jun. 1	3.87030	120,402,500	Fixed	85,000,000
Jun. 1	3.97840	121,779,500	Fixed	85,000,000
Jun. 1	4.01790	116,000,000	Fixed	85,000,000
Jun. 1	4.08210	137,460,000	Fixed	100,000,000
Jun. 1	4.13160	118,991,500	Fixed	85,000,000
Jun. 1	4.16900	118,986,000	Fixed	85,000,000
Jun. 1	4.29100	121,735,000	Fixed	85,000,000
Jun. 1	4.29570	92,675,000	Fixed	65,000,000
Jun. 1	4.35210	118,337,000	Fixed	85,000,000
Jun. 1	4.42220	120,292,000	Fixed	85,000,000
Aug. 20	3.59700	118,125,000	Fixed	75,000,000
Aug. 20	3.63140	78,466,500	Fixed	50,000,000
Aug. 20	3.66910	79,225,000	Fixed	50,000,000
Sep. 20	3.50400	39,925,000	Fixed	25,000,000
2015 — Apr. 20	3.55500	79,600,000	Fixed	50,000,000
Apr. 20	3.58260	80,250,000	Fixed	50,000,000
Apr. 20	3.60470	79,150,000	Fixed	50,000,000
Jun. 1	3.82800	123,586,000	Fixed	85,000,000
Jun. 1	3.85310	120,718,928	Fixed	85,000,000
Jun. 1	3.97750	117,968,032	Fixed	85,000,000
Jun. 1	4.11890	117,096,000	Fixed	85,000,000
Jun. 1	4.14170	118,872,500	Fixed	85,000,000
Jun. 1	4.16550	118,490,000	Fixed	85,000,000
Jun. 1	4.39610	117,988,500	Fixed	85,000,000
Jul. 20	2.13990	82,500,000	Fixed	50,000,000
Jul. 20	3.16000	151,680,000	Fixed	100,000,000
Aug. 20	3.69150	118,462,500	Fixed	75,000,000
2016 — Mar. 20	3.31810	78,250,000	Fixed	50,000,000
Mar. 20	3.35940	156,000,000	Fixed	100,000,000
Mar. 20	3.58590	80,525,000	Fixed	50,000,000
Apr. 20	3.65360	79,620,000	Fixed	50,000,000
Jun. 1	4.08250	71,290,000	Fixed	50,000,000
Jun. 1	4.17380	119,918,000	Fixed	85,000,000
Jun. 1	4.17820	120,437,775	Fixed	85,000,000
Jun. 1	4.20600	111,240,000	Fixed	80,000,000
Jun. 1	4.33520	119,340,000	Fixed	85,000,000
Jun. 1	4.37660	120,504,500	Fixed	85,000,000
Jun. 1	4.40680	119,918,000	Fixed	85,000,000
Jun. 1	4.42300	121,728,500	Fixed	85,000,000
Jun. 1	4.45070	122,757,000	Fixed	85,000,000
Jun. 1	4.45100	120,666,000	Fixed	85,000,000
Jun. 1	4.55370	119,569,500	Fixed	85,000,000
Jun. 1	4.59180	141,600,000	Fixed	100,000,000
Jun. 1	4.59640	70,675,000	Fixed	50,000,000
Jun. 1	4.59780	119,544,000	Fixed	85,000,000
Jun. 1	4.63220	70,267,500	Fixed	50,000,000
Jul. 20	2.31510	83,125,000	Fixed	50,000,000
Jul. 20	2.36950	122,625,000	Fixed	75,000,000
Jul. 20	3.49350	77,670,000	Fixed	50,000,000
Jul. 20	3.50900	117,300,000	Fixed	75,000,000
Jul. 20	3.61430	119,070,000	Fixed	75,000,000
Sep. 20	3.52250	120,937,500	Fixed	75,000,000
Oct. 20	3.44070	79,012,800	Fixed	50,000,000
2017 — Apr. 20	4.17920	74,700,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Apr. 20	4.18880	$ 75,225,000	Fixed	EUR 50,000,000
Jun. 1	4.00510	154,450,000	Fixed	100,000,000
Jun. 1	4.15940	153,650,000	Fixed	100,000,000
Jul. 20	4.39630	70,550,000	Fixed	50,000,000
Jul. 20	4.43500	70,510,000	Fixed	50,000,000
Jul. 20	4.48170	71,250,000	Fixed	50,000,000
Jul. 20	4.49940	114,744,000	Fixed	80,000,000
Jul. 20	4.55350	142,620,000	Fixed	100,000,000
Jul. 20	4.61860	70,875,000	Fixed	50,000,000
Aug. 20	4.40800	72,675,000	Fixed	50,000,000
Aug. 20	4.50020	142,820,000	Fixed	100,000,000
Aug. 20	4.56940	72,850,000	Fixed	50,000,000
Sep. 20	4.34100	106,087,500	Fixed	75,000,000
Sep. 20	4.36900	71,800,000	Fixed	50,000,000
2018 — Jan. 20	3.78430	72,600,000	Fixed	50,000,000
Jan. 20	3.79570	73,200,000	Fixed	50,000,000
Jan. 20	3.83400	73,750,000	Fixed	50,000,000
Jan. 20	3.85300	72,250,000	Fixed	50,000,000
Jan. 20	3.85680	145,750,000	Fixed	100,000,000
Apr. 20	3.84300	73,625,000	Fixed	50,000,000
May 20	3 month CDOR	233,040,000	Fixed	150,000,000
May 20	3.17500	156,500,000	Fixed	100,000,000
Jul. 20	3 month CDOR	231,720,000	Fixed	150,000,000
Jul. 20	3 month CDOR	154,030,000	Fixed	100,000,000
Jul. 20	3.24800	155,000,000	Fixed	100,000,000
Jul. 20	3.31350	77,950,000	Fixed	50,000,000
Jul. 20	3.62200	155,100,000	Fixed	100,000,000
Aug. 20	1.71400	136,300,000	Fixed	100,000,000
Aug. 20	1.69800	136,480,000	Fixed	100,000,000
Aug. 20	1.86000	135,110,000	Fixed	100,000,000
2019 — Jan. 20	2.83130	159,290,000	Fixed	100,000,000
Jan. 20	2.98000	157,000,000	Fixed	100,000,000
Jan. 20	2.98220	156,200,000	Fixed	100,000,000
Jan. 20	3.06030	39,485,000	Fixed	25,000,000
Jan. 20	3.14000	78,075,000	Fixed	50,000,000
Apr. 20	3 month CDOR	158,800,000	Fixed	100,000,000
Jul. 20	3.4256	77,325,000	Fixed	50,000,000
Jul. 20	3.4649	154,000,000	Fixed	100,000,000
Jul. 20	3.5051	155,100,000	Fixed	100,000,000
Jul. 20	3.5825	115,612,500	Fixed	75,000,000
Jul. 20	3.5825	153,750,000	Fixed	100,000,000
Jul. 20	3.5885	154,000,000	Fixed	100,000,000
2020 — Jul. 20	3.1415	66,750,000	Fixed	50,000,000
2021 — May 20	3.1250	144,092,256	Fixed	100,000,000
May 20	3.1335	71,190,000	Fixed	50,000,000
Jun. 20	3.1880	137,710,900	Fixed	100,000,000
Sep. 20	2.3200	71,095,000	Fixed	50,000,000
Sep. 20	2.4000	71,110,000	Fixed	50,000,000
Sep. 20	2.4000	72,100,000	Fixed	50,000,000
Sep. 20	2.4580	106,212,673	Fixed	75,000,000
Oct. 15	2.0739	69,275,000	Fixed	50,000,000
Oct. 15	2.2247	69,430,000	Fixed	50,000,000
Oct. 15	2.21410	104,550,000	Fixed	75,000,000
Oct. 15	2.22390	34,787,500	Fixed	25,000,000
Oct. 20	2.1210	67,920,000	Fixed	50,000,000
Oct. 20	2.1350	68,000,000	Fixed	50,000,000
Oct. 20	2.1880	67,750,000	Fixed	50,000,000
Oct. 20	2.2051	67,500,000	Fixed	50,000,000
Oct. 20	2.2399	138,800,000	Fixed	100,000,000
Oct. 20	2.2448	68,925,375	Fixed	50,000,000
Oct. 20	2.2580	101,775,000	Fixed	75,000,000
Oct. 20	2.2805	68,470,000	Fixed	50,000,000

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Oct. 20	2.3960	70,880,760	Fixed	50,000,000
Oct. 20	2.4163	70,220,000	Fixed	50,000,000
Nov. 20	2.14000	69,775,000	Fixed	50,000,000
Nov. 20	2.24090	70,400,000	Fixed	50,000,000
Nov. 20	2.27080	69,618,275	Fixed	50,000,000
Nov. 20	2.28610	69,800,000	Fixed	50,000,000
Nov. 20	2.29830	105,075,000	Fixed	75,000,000
Nov. 20	2.32660	69,865,000	Fixed	50,000,000
Nov. 20	2.33160	104,700,000	Fixed	75,000,000
Nov. 20	2.36460	70,050,000	Fixed	50,000,000
Nov. 20	2.39230	105,375,000	Fixed	75,000,000
Nov. 20	2.40280	140,800,000	Fixed	100,000,000
Dec. 20	2.20560	139,270,000	Fixed	100,000,000
Dec. 20	2.20800	140,000,000	Fixed	100,000,000
Dec. 20	2.21440	139,800,000	Fixed	100,000,000
Dec. 20	2.43430	140,990,000	Fixed	100,000,000
2022 — Jan. 20	2.02240	67,825,000	Fixed	50,000,000
2023 — Sep. 20	2.69480	137,000,000	Fixed	100,000,000
Oct. 20	2.69570	138,800,000	Fixed	100,000,000
Oct. 20	2.81850	68,750,000	Fixed	50,000,000

		$14,720,618,878		EUR 10,095,000,000

For the cross currency swaps listed below (outstanding as of September 30, 2013), the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2014 — Mar. 20	1.8070	$ 60,774,648	Fixed	JPY 5,000,000,000
2016 — Apr. 20	2.7230	49,510,650	Fixed	4,300,000,000
Jun. 20	2.5641	48,035,000	Fixed	4,021,500,000
Jun. 20	2.3590	60,257,700	Fixed	5,000,000,000
2018 — Apr. 20	1.33630	107,738,535	Fixed	10,000,000,000

		$ 326,316,533		JPY 28,321,500,000

(D) FOREIGN EXCHANGE SWAPS(6)

For the foreign exchange swaps listed below (outstanding as of September 30, 2013), the Government swapped Canadian dollars into U.S dollars.

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2013 — Oct. 10	$34,398,304	USD 33,365,637
Oct. 10	$59,045,986	USD 57,228,135
Oct. 10	$9,541,299	USD 9,075,110
2014 — Jan. 16	$111,240,687	USD 107,407,839

Unmatured Market Debt (Continued)

(E) FOREIGN EXCHANGE FORWARDS

The Government entered into transactions to purchase (outstanding as of September 30, 2013): U.S.$1,519,343,786 in exchange for Euro 1,182,617,000; U.S.$512,334,891 in exchange for £1,065,030,000; U.S.$334,793,649 in exchange for ¥33,829,000,000; Euro 10,067,000 in exchange for U.S.$13,127,287; ¥288,000,000 in exchange for U.S.$2,906,639; £2,642,000 in exchange for U.S.$ 3,993,549; $761,574 in exchange for ¥72,600,000; $3,496,095 in exchange for Euro 2,538,000; and $1,090,375 in exchange for £666,000.

Notes:

(1)	Non-callable except as otherwise noted.
(2)

Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues include the inflation compensation accrued to date.

(3)

Canada Savings Bonds offer minimum guaranteed annual interest rates and are non-callable. They can only be assigned or transferred under certain conditions. Canada Savings Bonds are redeemable on demand at any time with accrued interest. Effective October 1, 2012, issues are only available in compound interest form via the Payroll Savings Program.

(4)	For these series of Canada Savings Bonds and Canada Premium Bonds the original maturity date was extended by 10 years, at the option of the holder.
(5)

Canada Premium Bonds are non-callable. They can only be assigned or transferred under certain conditions. Effective August 1, 2012, Canada Premium Bonds are redeemable throughout the year with interest earned up to the last anniversary date of purchase. Issues are available in compound interest or regular interest form.

(6)	Converted at USD 1.00 = 1.0303, EUR 1.00 = 1.3937 the closing rates on September 30, 2013.
(7)	Assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.
(8)	Of the U.S.$38,244,000 assumed by the Government of Canada, U.S.$5,000,000 was cancelled on August 31, 2004.
(9)	May not add to total due to rounding.

Unmatured Market Debt (Continued)

Other Obligations (with Respect to Money Borrowed)

DIRECT OBLIGATIONS (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

BORROWINGS BY AGENT ENTERPRISE CROWN CORPORATIONS

	Outstanding at March 31, 2013
	Canadian dollar borrowings	Foreign currency borrowings (2)	Total borrowings
	(in millions)
Business Development Bank of Canada	$608	$39	$648
Canada Mortgage and Housing Corporation	214,509	—	214,509
Canada Post Corporation	1,051	—	1,051
Export Development Canada	1,092	25,521	26,613
Farm Credit Canada	576	115	691
Freshwater Fish Marketing Corporation	21	10	31
Parc Downsview Park Incorporated	—	—	—
Royal Canadian Mint	39	—	39

Total	$217,896	$25,685	$243,581

Source: Public Accounts of Canada 2013 (Volume 1, Table 9.6) and Public Works and Government Services Canada.

Note: Amounts may not add due to rounding.

(1)

The payment of all money borrowed by agent enterprise Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent enterprise Crown corporations.

(2)	Foreign currency equivalent in Canadian dollars.

CONTINGENT LIABILITIES

	Principal amount outstanding
GUARANTEES PROVIDED BY THE GOVERNMENT AS AT MARCH 31, 2013 (IN MILLIONS OF DOLLARS)
Guaranteed borrowings of enterprise Crown corporations and other government business enterprises—
Agent enterprise Crown corporations	243,581
Non-agent enterprise Crown corporations and other government business enterprises—
The Canadian Wheat Board	1,677

Total—Guaranteed borrowings	245,258

Other guarantees provided by the Government—
Loan guarantees—
Agriculture and Agri-Food—
Advance Payments Program—Agricultural Marketing Programs Act	946
Farm Improvement Loans Act (FILA) and Canadian Agricultural Loans Act	99
Human Resources and Skills Development—
Canada Student Loans Act	17
Indian Affairs and Northern Development—
Indian Economic Development Guarantee Program	1
On-Reserve Housing Guarantee Program:
Canada Mortgage and Housing Corporation	1,382
Other approved lenders	478
Industry—
Enterprise Development Program	(*	)
Regional Aircraft Credit Facility	120
Small Business Loans Act	(*	)
Canada Small Business Financing Act	720
Capital Leasing Pilot Project	(*	)

Total—Loan guarantees	3,763

Insurance programs managed by the Government—
Foreign Affairs and International Trade—
Accounts administered for the Government by Export Development Canada	217
Finance—
Mortgage or Hypothecary Insurance Protection	142,000
Canadian Nuclear Safety Commission—
Nuclear Liability Reinsurance Account	507

Total—Insurance programs managed by the Government	142,724

Other explicit guarantees—
Agriculture and Agri-Food—
National Biomass Ethanol Program	25
Price Pooling Program—Agricultural Marketing Programs Act	21
Finance—
Obligations to The Canadian Wheat Board under the Agri-Food Credit Facility and the Credit Grain Sales Program	202
Consolidated Crown corporations—
Atomic Energy of Canada Limited—
Performance guarantees and liquidated damages	98
VIA Rail Canada Inc.—
Letters of credit	28

Total—Other Explicit Guarantees	374

Total—Gross Guarantees	392,119
Less: allowance for guarantees	428

Net exposure under guarantees	391,691

Source: Public Accounts of Canada 2013 (Volume 1, Table 11.5).

Note: Amounts may not add due to rounding.

(*)	Less than $500,000.

Supplementary Information

MARKETABLE BONDS (DOMESTIC)

From October 1, 2013 through November 30, 2013, Government of Canada domestic marketable bonds outstanding increased by $3,424 million to $478,305 million. New issues and retirements during this period are detailed below.

Issue or Maturity Date	Coupon (%)	Maturity Date	Issue Amount	Maturity Amount
2013 – Oct. 7	2.50	2024 – Jun. 1	$2,800,000,000	—
2013 – Oct. 15	1.50	2017 – Feb. 1	2,700,000,000	—
2013 – Oct. 18	1.25	2016 – Feb. 1	3,300,000,000	—
2013 – Nov. 1	1.50			$7,954,016,000
2013 – Nov. 12	1.75	2019 – Mar. 1	3,400,000,000
2013 – Nov. 18	3.50	2045 – Dec. 1	1,400,000,000
2013 – Nov. 22	1.25	2016 – Feb 1

			$16,900,000,000	$7,954,016,000

From October 1, 2013 through November 30, 2013, eight repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

Repurchase Settlement Date	Coupon %	Maturity Date	Amount Repurchased
2013 – Oct. 3	1.00	2014 – Feb. 1	98,723,000
2013 – Oct. 3	2.25	2014 – Aug. 1	150,000,000
2013 – Oct. 3	1.00	2014 – Nov. 1	215,177,000
2013 – Oct. 3	2.00	2014 – Dec. 1	36,100,000
2013 – Oct. 10	1.00	2014 – Feb. 1	28,000,000
2013 – Oct. 10	1.00	2014 – Nov. 1	35,837,000
2013 – Oct. 10	2.00	2014 – Dec. 1	12,000,000
2013 – Oct. 17	1.00	2014 – Feb. 1	40,000,000
2013 – Oct. 17	2.25	2014 – Aug. 1	128,305,000
2013 – Oct. 17	1.00	2014 – Nov. 1	125,000,000
2013 – Oct. 17	2.00	2014 – Dec. 1	206,695,000
2013 – Oct. 24	1.00	2014 – Feb. 1	38,000,000
2013 – Oct. 24	3.00	2014 – Jun. 1	95,000,000
2013 – Oct. 24	5.00	2014 – Jun. 1	10,000,000
2013 – Oct. 24	2.25	2014 – Aug. 1	486,248,000
2013 – Oct. 24	1.00	2014 – Nov. 1	103,812,000
2013 – Oct. 24	2.00	2014 – Dec. 1	266,940,000
2013 – Nov. 7	1.00	2014 – Feb. 1	50,000,000
2013 – Nov. 7	3.00	2014 – Jun. 1	717,000,000
2013 – Nov. 7	5.00	2014 – Jun. 1	167,000,000
2013 – Nov. 7	1.00	2014 – Nov. 1	481,000,000
2013 – Nov. 7	2.00	2014 – Dec. 1	8,454,000
2013 – Nov. 14	1.00	2014 – Feb. 1	75,000,000
2013 – Nov. 14	3.00	2014 – Jun. 1	194,000,000
2013 – Nov. 14	1.00	2014 – Nov. 1	200,000,000
2013 – Nov. 14	2.00	2014 – Dec. 1	275,000,000
2013 – Nov. 21	1.00	2014 – Feb. 1	355,000,000
2013 – Nov. 21	3.00	2014 – Jun. 1	86,000,000
2013 – Nov. 21	2.25	2014 – Aug. 1	60,000,000
2013 – Nov. 21	1.00	2014 – Nov. 1	100,000,000
2013 – Nov. 28	1.00	2014 – Nov. 1	100,000,000
2013 – Nov. 28	2.00	2014 – Dec. 1	650,000,000

Total repurchased amount for period:			$5,594,291,000

CANADA SAVINGS BONDS

CSB Series 131 issued on November 1, 2013 has a guaranteed minimum interest rate of 0.50% for the year beginning November 1, 2013. Rates for the remaining years to maturity will be announced at a future date.

CANADA PREMIUM BONDS

CPB Series 82 issued on November 1, 2013 has a guaranteed minimum interest rate of 1.00% for the year beginning November 1, 2013, 1.20% for the year beginning November 1, 2014 and 1.40% for the year beginning November 1, 2015.

TREASURY BILLS

From October 1, 2013 through November 30, 2013, treasury bills outstanding decreased by $19,700 million to $176,200 million.

CANADA BILLS

From October 1, 2013 through November 30, 2013, Canada Bills outstanding decreased by U.S.$68,525,000 to U.S.$2,146,963,000.

CROSS CURRENCY SWAPS

From October 1, 2013 through November 30, 2013, Canadian dollar liabilities of $525,345,000 were swapped into liabilities of U.S.$500,000,000.

FOREIGN EXCHANGE FORWARDS

As of November 30, 2013, the Government had outstanding transactions to purchase: U.S.$1,632,495,686 in exchange for Euro 1,200,356,000; U.S.$506,699,118 in exchange for £314,987,000; U.S.$354,158,137 in exchange for ¥34,336,400,000; Euro 48,433,000 in exchange for U.S.$65,925,826; ¥1,385,500,000 in exchange for U.S.$13,829,379; and £12,709,000 in exchange for U.S.$20,533,307.

FOREIGN EXCHANGE SWAPS

As of November 30, 2013, the Government had the following foreign exchange swaps (Canadian dollars swapped for U.S. dollars) outstanding:

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2014 — Jan. 16	$111,240,687	USD107,407,839